EXHIBIT 10.1

Share Sale Agreement

PMI Mortgage Insurance Co

QBE Holdings (AAP) Pty Limited

QBE Insurance Group Limited

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson, Australia 2008

Share Sale Agreement

1.	Definitions and Interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	10
	1.3	Consents or approvals	11
	1.4	Method of payment	11
	1.5	Interest on amounts payable	12
	1.6	Withholding Taxes	12
	1.7	Exchange rate	12

2.	Sale and purchase of Shares		12
	2.1	Agreement to sell and purchase the Shares	12
	2.2	Title and property	12

3.	Conditions Precedent		12
	3.1	Conditions Precedent	12
	3.2	Benefit and waiver of Conditions Precedent	14
	3.3	Reasonable endeavours and co-operation	14
	3.4	Notifications	15
	3.5	Reimbursement of transaction costs for investments	15

4.	Purchase Price		15

5.	Adjustment for Pre-Completion Interest Amount		16

6.	Loss Development Cover and Adjustment to Value of the Note		16

7.	Reinsurance Premium		16

8.	Adjustment for Pre-Completion Claims		17
	8.1	Increase in RBA Cash Rate	17
	8.2	Breach of Vendor’s Warranties	17
	8.3	Breach of Vendor’s obligations	17
	8.4	Material Adverse Effect	18
	8.5	Determination of any Pre-Completion Claim	18
	8.6	Full and final settlement	19
	8.7	Aggregate Pre-Completion Claims in excess of limit	19

9.	Adjustment for Portfolio Difference		20

10.	Transitional Services		21

11.	Completion		21
	11.1	Time and Place	21
	11.2	Notice to Vendor	21
	11.3	Deliveries by the Purchaser	21
	11.4	Deliveries by the Vendor	22
	11.5	Power of Attorney	23
	11.6	Interdependence	24

12.	Conduct of Business pending Completion		24

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Share Sale Agreement

	12.1	Vendor obligations	24
	12.2	Vendor obligations in respect of Permanent	26
	12.3	Consultation and consent	26
	12.4	Factors relevant to Vendor’s obligations	26
	12.5	Access and information	26

13.	Inter-company Agreements		27

14.	Transaction Bonuses and COC Payments		28

15.	Non-competition		29

16.	Vendor Warranties		31
	16.1	Warranties regarding the Vendor and the Company	31
	16.2	Other Warranties excluded	31
	16.3	When Warranties given	31
	16.4	Knowledge, belief or awareness as to Warranties	31
	16.5	Disclosures	32
	16.6	Separate Warranty	32
	16.7	Purchaser’s acknowledgement	32
	16.8	Liabilities indemnity	33
	16.9	Conditions of payment and Claims for breach	33
	16.10	Acknowledgments	35
	16.11	Dealing with Warranty breach after Completion and Third Party Claims	36
	16.12	Proceedings in respect of a Claim	38
	16.13	Taxation offset	38
	16.14	Restructure or disposal of the Business	38
	16.15	Reduction of Purchase Price	39
	16.16	Adjustment to the Note	39
	16.17	Remedies for breach of Warranty	39
	16.18	Control of taxation returns, etc	39
	16.19	Tax relief	41
	16.20	No Liability where breach	41
	16.21	Independent limitations	42
	16.22	Data room CD-ROM	42

17.	Vendor Marks		42

18.	Personal Liability		43

19.	Note Issuer and Purchaser Warranties		44

20.	GST		44
	20.1	GST to be added to amounts payable	44
	20.2	Liability net of GST	44
	20.3	Timing of the payment of the GST Amount	44
	20.4	Revenue exclusive of GST	44
	20.5	Cost exclusive of GST	45
	20.6	GST obligations to survive termination	45

21.	Costs and Duty		45

22.	Communications		45

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Share Sale Agreement

	22.1	Public and other announcements	45
	22.2	Agreement on Communications	45

23.	Confidentiality		46

24.	Termination		47
	24.1	Termination	47
	24.2	Effect of Termination	47

25.	Claims in relation to Permanent		48

26.	Merger		48

27.	Further Actions		48

28.	Entire Agreement		48

29.	No representation or reliance		48

30.	Assignment		48

31.	Amendment and Waiver		49

32.	Severability of Provisions		49

33.	Notices		49

34.	Governing Law and Jurisdiction		50

35.	Counterparts		51

Schedule 1
	Company

Schedule 2
	Company Subsidiary

Schedule 3
	Permanent

Schedule 4
	Form of Note Deed

Schedule 5
	Form of Software Licence Agreement

Schedule 6
	Loss Development Cover and Adjustment to Value of the Note

Schedule 7
	Note Issuer and Purchaser Warranties

Schedule 8
	Vendor Warranties

Schedule 9
	Disclosure Material

Schedule 10
	Transitional Services Principles

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Share Sale Agreement

Date	14 August 2008

Parties

1.	PMI Mortgage Insurance Co. of 3003 Oak Road, Walnut Creek, CA 94597, United States of America (the Vendor).

2.	QBE Holdings (AAP) Pty Limited ABN 26 000 005 881 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Purchaser).

3.	QBE Insurance Group Limited ABN 28 008 485 014 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Note Issuer).

Recitals

A	PMI Mortgage Insurance Australia (Holdings) Pty Limited ABN 98 087 483 958 is a company registered in the Australian Capital Territory (the Company).

B	The Vendor is the registered holder and beneficial owner of all issued shares in the capital of the Company (the Shares).

C	The Vendor has agreed to sell the Shares to the Purchaser, and the Purchaser has agreed to purchase the Shares from the Vendor on the terms of this Agreement.

D	The Note Issuer will provide the Note Deed as part of the consideration pursuant to this Agreement.

E	The PMI Group, Inc. has also agreed in-principle to sell the shares in PMI Mortgage Insurance Asia Limited, a company incorporated in Hong Kong, to the Purchaser, and the Purchaser has agreed in-principle to purchase the shares in that company from The PMI Group, Inc. on the terms of a share sale agreement to be agreed (the HK Sale Agreement). The transaction under the HK Sale Agreement would only complete on or after completion under this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

ACCC means the Australian Competition and Consumer Commission.

Share Sale Agreement

Accrued Entitlements means the total amount of accrued but untaken annual leave, annual leave loading, long service leave, sick leave and any other employee entitlement calculated in accordance with any of the accrual policies of the Company or relevant leave legislation applying as at the date of Completion (whichever results in the greater calculation).

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, accounting adviser, auditor, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity to the market in general and who has been engaged by that entity.

AGAAP means generally accepted accounting standards in Australia, being the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Consensus Views, the requirements of the Corporations Act in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to the Consolidated Companies.

APRA means the Australian Prudential Regulation Authority.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market operated by it.

ASX Listing Rules means the official listing rules of ASX.

Assessment means, in relation to Tax or Duty, any notice of assessment or amended assessment or other document of any kind issued or served or deemed to be issued or served by a Taxation Authority which notifies or imposes, or is deemed to notify or impose, a Liability to pay Tax or Duty.

Audit means, in relation to Tax or Duty, any audit, investigation, review, information request or other enquiry of any kind undertaken by a Taxation Authority.

Audited AGAAP 2007 Financial Statements means the consolidated statements of income, changes in equity and cash flows of the Consolidated Companies for the fiscal year ended 31 December 2007 and consolidated balance sheets of the Consolidated Companies as at such date, together with the notes thereto, prepared in accordance with AGAAP and audited by Ernst & Young as set out in Schedule 2 of the Disclosure Letter.

Audited USGAAP 2007 Financial Statements means the consolidated statements of income, changes in equity and cash flows of the Company Subsidiary for the fiscal year ended 31 December 2007 and consolidated balance sheets of the Company Subsidiary as at such date, together with the notes thereto, prepared in accordance with USGAAP for the purposes of SEC Reports and audited by Ernst & Young LLP as set out in Schedule 3 of the Disclosure Letter.

Business means the business carried on by the Consolidated Companies as described in clause 13(e).

Business Day means any day other than Saturday, Sunday or any other day on which banks in the city of New York, USA or Sydney, Australia are required to close.

Capital Support Agreements means:

(a)	the Support Agreement dated 6 August 1999 between PMI Mortgage Insurance Co. and MGICA Ltd. (now PMI Mortgage Insurance Ltd);

Share Sale Agreement

(b)	the First Amendment to Support Agreement dated 14 May 2001 between PMI Mortgage Insurance Co. and PMI Mortgage Insurance Ltd (formerly MGICA Ltd.); and

(c)	the Guarantee dated 14 May 2001 executed by The PMI Group, Inc. in favour of PMI Mortgage Insurance Ltd (formerly MGICA Ltd.), in connection will all obligations of PMI Mortgage Insurance Co. to PMI Mortgage Insurance Ltd.

Cash Purchase Price means the sum of US$736,393,282, subject to adjustment under this Agreement.

Claim means, in relation to a party, a demand, claim, action or Legal Proceeding made or brought by or against the party, however arising and whether present, unascertained, immediate, future or contingent.

Communications means all forms of communications, whether written, oral, in electronic format or otherwise, and whether direct or indirect via agents or Representatives.

Company Group means the Company and the Company Subsidiary.

Company Group Member means any member of the Company Group.

Company Securities means any shares or other equity interests in, or securities of, the Company or the Company Subsidiary or any securities, rights or obligations convertible into, exchangeable for or exercisable to acquire any securities of the Company or the Company Subsidiary.

Company Subsidiary means the wholly owned subsidiary of the Company, being PMI Mortgage Insurance Ltd (ACN 000 511 071), described in Schedule 2.

Completion means completion by the parties of the sale and purchase of the Shares under this Agreement as provided in clause 11.

Completion Date means, unless otherwise agreed in writing by the parties, the third Business Day after:

(a)	where none of clauses 8.1, 8.2, 8.3, 8.4 or 8.7 are triggered, the Conditions Precedent Satisfaction Date; or

(b)	where any of clauses 8.1, 8.2, 8.3 or 8.4 is triggered, the later of the Conditions Precedent Satisfaction Date and the date that all Pre-Completion Claims are determined in accordance with clause 8.5; or

(c)	where clause 8.7 is triggered, the later of the Conditions Precedent Satisfaction Date and the date agreed between the parties under that clause.

Conditions Precedent has the meaning given in clause 3.

Conditions Precedent Satisfaction Date means the date on which all the Conditions Precedent are satisfied or waived in accordance with this Agreement.

Confidentiality Agreement means the confidentiality agreement entered into on 15 May 2008 by and between the PMI Group, Inc., the Note Issuer, the Company, PMI Mortgage Insurance Asia Limited and PMI Europe Holdings Limited.

Share Sale Agreement

Consideration has the meaning given by the GST Law.

Consent means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any person.

Consolidated Companies means the Company, the Company Subsidiary and Permanent.

Contract means any agreement, contract, lease, note, mortgage, indenture or license, whether written or oral.

Control (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the decision making or management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Corporations Act means the Corporations Act 2001 (Cth).

Data Room means the electronic data room maintained by IntraLinks, Inc. on behalf of the Vendor, in which the Purchaser and its Representatives have had access to information and materials relating to, among other things, the Company Group and the Shares.

Data Room CD ROM means the CD ROM confirmed in writing by the Vendor and Purchaser in accordance with clause 16.22.

Data Room Documentation means:

(a)	all documentation contained in the Data Room and provided to the Purchaser and its officers, employees, agents, advisers and financiers up to and including 7pm (AEST) 13 August 2008 as evidenced by the Data Room CD ROM, or if a Data Room CD ROM has not been confirmed in accordance with clause 16.22, by accessing the Data Room; and

(b)	any other documents agreed between the Purchaser and the Vendor in writing as being Data Room Documentation.

Disclosure Letter means the letter executed by the Vendor and delivered to the Purchaser on or prior to the date of this Agreement in relation to the Warranties.

Disclosure Material means an item of information, communication or disclosure contained in the categories of information referred to in Schedule 9.

Duty means any stamp, transaction or registration duty or similar charges imposed by any Governmental Entity and includes any interest, fine, penalty, charge or other amount imposed in respect of them, but excludes Tax.

Effective Date means 30 June 2008.

Employee means any current or former employee of the Company or the Company Subsidiary.

End Date means the date which is 5 months following the date of execution of this Agreement or such later date as may be agreed by the parties.

Environment means components of the earth, including:

(a)	land, air and water, and

(b)	any layer of the atmosphere, and

Share Sale Agreement

(c)	any organic or inorganic matter and any living organism, and

(d)	human-made or modified structures and areas,

and includes interacting natural ecosystems that include components referred to in paragraphs (a)–(c).

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Final Portfolio Value means the aggregate value of the investment portfolio of the Consolidated Companies as at the Conditions Precedent Satisfaction Date.

Financial Sector Act means the Financial Sector (Shareholdings) Act 1998 (Cth).

Governmental Entity means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, agency, instrumentality, board or tribunal, whether federal, state, territorial or local and whether Australian or foreign. It includes ASIC, ACCC, APRA and ASX (and any other securities exchange).

Governmental Order means any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.

GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Income Tax means tax imposed on income, profits or gains (including capital gains).

Income Year means a financial year or other period of 12 months in respect of which Income Tax is payable, or any period in lieu thereof.

Information Memorandum means the Confidential Information Memorandum in relation to, amongst other things, the Company Group, dated 9 May 2008.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Insolvency Event in relation to a party, means any of the following:

(a)	a petition is presented, or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with a view to the appointment of an administrator (whether out of court or otherwise) or for the winding up of the party or an administration order or a winding up order is made against or a provisional liquidator appointed with respect to the party;

(b)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of the party, or distress or any form of execution is levied or enforced upon or sued out against any of those assets and is not discharged within seven days of being levied, enforced or sued out;

Share Sale Agreement

(c)	the party is unable to pay its debts as they fall due or the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, or it suspends or threatens to suspend making payments with respect to all or any class of its debts;

(d)	the party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors;

(e)	anything analogous to any of the events described in paragraphs (a) – (d), inclusive, occurs under the laws of any applicable jurisdiction, including insurance laws, in which the party conducts business; or

(f)	the party ceases to carry on the whole or any material part of its business and that cessation would be reasonably likely to affect adversely the party’s ability to observe and perform properly and punctually any of its obligations under this Agreement.

Insurance Acquisitions Act means the Insurance Acquisitions and Takeovers Act 1991 (Cth).

Intellectual Property means all trademarks, service marks, logos, trade names, corporate names, brand names, trade dress, Internet domain names and the goodwill of any business symbolized thereby (Trademarks), inventions, discoveries, patents, confidential information, trade secrets, know-how and copyrights and copyrightable works and all applications and registrations for any of the foregoing.

Inter-company Agreements means the agreements listed in Schedule 12 of the Disclosure Letter.

KPMG means KPMG Sydney.

Law means any statute, ordinance, rule, regulation, ruling, judgment, order, prudential standard, injunction, decree, declaration, arbitral award, requirement or permit of a Governmental Entity, which exists and is enforceable.

Legal Proceeding means any foreign or domestic judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.

Liabilities means Claims, Losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Loss means any and all losses, Liabilities, Claims, fines, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), reasonable costs and expenses (including, without limitation, interest and penalties with respect thereto and reasonable attorneys’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including without limitation any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law or Contract; provided, however, that such Loss excludes any loss that has been accrued for or reserved against in the Unaudited Financial Statements (to the extent of such existing reserves).

Share Sale Agreement

Loss Development Cover means the arrangements to be put in place pursuant to clause 6.

Material Adverse Effect means any event, circumstance or matter (or series of events, circumstances or matters) that would reasonably be expected to have a material adverse effect on:

(a)	in the case of the Vendor, the ability of the Vendor to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(b)	in the case of the Company, the Company Subsidiary, or Permanent, the business, assets, financial condition or results of operations of the Company, the Company Subsidiary or Permanent respectively;

(c)	in the case of the Purchaser, the business, assets, financial condition or results of operations of the Purchaser, or the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; and

(d)	in the case of the Note Issuer, the business, assets, financial condition or results of operations of the Note Issuer, or the ability of the Note Issuer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided, however, that any such effect resulting or arising from or relating to:

(i)	any change in Law or interpretations thereof post Completion;

(ii)	any change in general economic or political conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism) that in each case are not targeted specifically at the Company, the Company Subsidiary or Permanent and do not directly affect the assets of the Company, the Company Subsidiary or Permanent;

(iii)	any change in financial, securities or other market conditions (including prevailing interest rates) generally;

(iv)	any adverse development with respect to the Vendor’s Subsidiaries (other than the Company, the Company Subsidiary and Permanent) including, without limitation, further downgrades of any of their insurer financial strength ratings or the failure to re-obtain AA category ratings from a Rating Agency; or

(v)	any change resulting from or arising out of the announcement of, or actions taken in accordance with, the provisions of this Agreement,

shall not be considered when determining if a Material Adverse Effect has occurred or would be reasonably expected to occur unless such matters would be reasonably expected to have a materially greater adverse effect on the relevant person referred to in paragraphs (a), (b), (c) or (d) above (as the case may be) than on the participants in the mortgage insurance industry generally in Australia or New Zealand.

Material Contracts means the contracts listed in Schedule 11 of the Disclosure Letter.

Net Tangible Assets means US$920,491,602, being the value of net tangible assets of the Consolidated Companies as at the Effective Date which has been calculated as the Consolidated Companies’ shareholders’ equity as of that date, minus the Consolidated Companies’ intangible assets of that date, using USGAAP, as adjusted by agreement of the parties for the value of the investment portfolio of the Consolidated Companies and using an agreed exchange rate of A$1/US$0.95.

Share Sale Agreement

Note means the note with the initial principal outstanding of US$184,098,320, subject to adjustment under this Agreement, issued under, and evidenced by, the Note Deed.

Note Deed means the note deed substantially in the form set out in Schedule 4 duly issued by the Note Issuer.

Officer means, in relation to an entity, its directors, officers and employees.

Permanent means Permanent LMI Pty. Limited (ACN 076 974 000) of Level 21, 50 Bridge Street, Sydney NSW 2000, Australia, in respect of which the Company Subsidiary holds 50.08% of its issued share capital.

Permitted Security Interest means:

(a)	a charge or lien arising in favour of a Governmental Entity by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s or other like lien arising in the ordinary course of business;

(c)	any retention of title arrangement undertaken in the ordinary course of day-to-day trading.

Pre-Completion Claim means a Pre-Completion RBA Cash Rate Increase Claim, Pre-Completion Warranty Claim, Pre-Completion Performance Claim and Pre-Completion Material Adverse Effect Claim.

Pre-Completion Interest Amount has the meaning given in clause 5.

Pre-Completion Material Adverse Effect Claim has the meaning given in clause 8.4(b).

Pre-Completion Performance Claim has the meaning given in clause 8.3(a).

Pre-Completion RBA Cash Rate Increase Claim has the meaning given in clause 8.1(b).

Pre-Completion Warranty Claim has the meaning given in clause 8.2(a).

Preliminary Portfolio Value means A$1,493,717,669, the agreed value of the investment portfolio of the Consolidated Companies as at the Effective Date.

Purchaser Group means the Purchaser and its Related Bodies Corporate (including members of the Company Group after Completion).

Purchaser Group Member means any member of the Purchaser Group.

Purchase Price means US$920,491,602, being the Net Tangible Assets, subject to adjustment under this Agreement.

Purchaser Warranties means the representations and warranties set out in Schedule 7.

Rating Agencies means Fitch Ratings Ltd., Standard and Poor’s Ratings Services and Moody’s Investor Service; and Rating Agency means any of these.

RBA Cash Rate means the official published cash rate target of the Reserve Bank of Australia which is in effect from time to time.

Records, in relation to the Consolidated Companies, means the Disclosure Material and all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and

Share Sale Agreement

papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this Agreement, belonging or relating to or used by the Consolidated Companies in connection with the Business including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, insured lists, intermediary lists, and price lists, whether written, on computer disks or tapes or other machine readable form.

Related Body Corporate has the meaning given in the Corporations Act.

Representative means, in relation to a party:

(a)	a Related Body Corporate of the party;

(b)	an Officer of the party or any of the party's Related Bodies Corporate; or

(c)	an Adviser to the party or any of the party's Related Bodies Corporate.

Representatives means in relation to a person or entity, its officers, employees, agents, advisers or financiers.

SEC Reports means the Vendor's forms, statements, reports and other documents filed with or furnished to the U.S. Securities and Exchange Commission prior to the date of this Agreement.

Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset but it excludes a Permitted Security Interest.

Shares means all the issued shares in the capital of the Company agreed to be sold under this Agreement and Share means any one of those shares.

Software Licence Agreement means the software licence substantially in the form contained at Schedule 5 which is to be delivered by the Vendor to the Purchaser at Completion.

Specified Material Contracts means the Material Contracts listed in Section 1.2 of Schedule 11 of the Disclosure Letter.

Subsidiary has the meaning given in the Corporations Act.

Tax:

(a)	means a tax, levy, impost, fee, deduction, compulsory loan, charge, withholding or duty of any nature, including, without limitation, any Income Tax, value added, consumption or goods and services tax (including GST), gross receipts, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, payroll or workers' compensation tax, or any liability for any of the foregoing (including all fines, additional tax, interest or penalties) which is assessed, levied, imposed or collected by a Governmental Entity under the Tax Act or any other statute, ordinance or law, in Australia or elsewhere;

(b)	includes any Liability for the payment of any amounts of the kind described in paragraph (a) as a result of being a transferee or successor or a party to any agreement or any express or implied obligation to indemnify another person;

(c)	excludes Duty.

Share Sale Agreement

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84-5 of A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Tax Warranty means a warranty given in paragraphs 34 to 52 inclusive of Schedule 8.

Taxation Authority means any person or agency authorised by law to impose, collect or otherwise administer any Tax or Duty.

Tax Return means all returns, certifications, forms, reports or other information required to be supplied to any Taxation Authority relating to Taxes.

Third-Party Claim means any Claim made by any person other than a party, or a Related Body Corporate of a party, to this Agreement.

Unaudited Financial Statements means the unaudited consolidated statements of income, changes in equity and cash flows of the Consolidated Companies for the six months ended 30 June 2008 and unaudited consolidated balance sheets of the Consolidated Companies as at such date, prepared in accordance with USGAAP for the purposes of SEC Reports, as set out in Schedule 4 of the Disclosure Letter.

USGAAP means generally accepted accounting principles in the United States of America.

Vendor Group means the Vendor and each other entity that is or has been connected (for the purpose of any Tax Law) with the Company or the Company Subsidiary, other than the Company and the Company Subsidiary.

Vendor Group Member means any member of the Vendor Group.

Vendor Marks means any and all Trademarks owned by the Vendor or any of its Related Bodies Corporate including without limitation, (in block letters or otherwise) “PMI , “TPG” and "PMI Australia", either alone or in combination with other Trademarks or words, and all Trademarks and other source indicators similar to any of the foregoing or embodying any of the foregoing, alone or in combination with other Trademarks or words.

Vendor Parent means The PMI Group, Inc.

Vendor Parent Credit Agreement means that certain Revolving Credit Agreement dated as of 24 October 2006 among the Vendor Parent, the lenders referred to therein, and Bank of America, N.A., as Administrative Agent, as amended.

Warranties means the representations, warranties, undertakings and other obligations of the parties of whatever kind contained in this Agreement (including those set out in Schedules 7 and 8).

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

Share Sale Agreement

(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause or schedule is a reference to a clause of or a schedule of this Agreement.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document.

(g)	A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(h)	A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

(i)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to Australian dollars and A$ is to the currency of Australia and a reference to US dollars or US$ is to the currency of the United States of America.

(k)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(l)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.

1.3	Consents or approvals

Except as otherwise expressly set out in this Agreement or the Disclosure Materials, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion.

1.4	Method of payment

(a)	All payments required to be made under this Agreement must be tendered at the recipient’s option by way of direct transfer of immediately available funds to the bank account(s) nominated in writing by the party to whom the payment is due.

(b)	Any payment tendered under this Agreement after 4.00pm Pacific Standard Time or Australian Eastern Standard Time as applicable on any date will be taken to have been made on the next succeeding Business Day in the location where the funds are, or are to be received (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.5 accordingly unless due to delay or other default of the other party.

Share Sale Agreement

1.5	Interest on amounts payable

If a party fails to pay any amount payable by it under or in accordance with this Agreement (including the Cash Purchase Price or the Note), the party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Pre-Completion Interest Rate (as defined in clause 5(c)(ii)), plus an additional margin of 1%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the party may have against the other party at law or in equity.

1.6	Withholding Taxes

If the Purchaser is required by law to deduct or withhold any amount on account of Australian withholding tax from any payment, or part of any payment, made to the Vendor in accordance with this Agreement or the Software Licence Agreement, the Purchaser shall:

(a)	promptly pay the amount deducted or withheld to the relevant Taxation Authority; and

(b)	within 20 Business Days of the end of the month in which the deduction or withholding is made, deliver to the Vendor official receipts or other evidence of payment of that amount;

1.7	Exchange rate

For the purposes of clause 8 and 9, the A$/US$ exchange rate shall be taken to be A$1/US$0.95.

2.	Sale and purchase of Shares

2.1	Agreement to sell and purchase the Shares

Upon the terms and subject to the conditions described in this Agreement, the Vendor agrees to sell and transfer to the Purchaser the Shares, and the Purchaser agrees to purchase the Shares from the Vendor free and clear of any Security Interests (in this instance, including free and clear of any Permitted Security Interest) for the Purchase Price.

2.2	Title and property

Title to and property in the Shares:

(a)	until Completion, remain solely with the Vendor; and

(b)	subject to the provisions of this Agreement, pass to the Purchaser with effect from Completion.

3.	Conditions Precedent

3.1	Conditions Precedent

Clause 2.1 will not bind the parties and Completion under clause 11 will not proceed unless and until the following conditions (the Conditions Precedent) are satisfied or waived in accordance with this Agreement.

(a)	(Financial Sector Act approval) – the Treasurer of the Commonwealth of Australia (or his delegate) consents to the implementation of the proposed transaction set out in this

Share Sale Agreement

Agreement in accordance with its terms under the Financial Sector Act, either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company Subsidiary, the Note Issuer or the Purchaser, or the Treasurer ceases to be empowered to make any order under Part 2 of the Financial Sector Act in relation to the proposed transaction, notice of the proposed transaction having been given to the Treasurer under the Financial Sector Act, and in such event, consent is given by the Governmental Entity then empowered to consent to the implementation of the proposed transaction set out in this Agreement.

(b)	(Insurance Acquisitions Act approval) – the Treasurer of the Commonwealth of Australia (or his delegate) consents to the implementation of the transaction set out in this Agreement in accordance with its terms under the Insurance Acquisitions Act either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company Subsidiary, the Note Issuer or the Purchaser, or the Treasurer ceases to be empowered to make any order under Part 4 of the Insurance Acquisitions Act in relation to the proposed transaction, notice of the proposed transaction having been given to the Treasurer under the Insurance Acquisitions Act, and in such event, consent is given by the Governmental Entity then empowered to consent to the implementation of the proposed transaction set out in this Agreement.

(c)	(Third Party Consents) – All third party consents required to be obtained under the Specified Material Contracts due to a change of control of the Company or the Company Subsidiary as a result of Completion have been obtained either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company Subsidiary, Permanent, the Note Issuer or the Purchaser.

(d)	(Investments) – Any securities held in the investment portfolio of the Consolidated Companies (other than those exempted under Schedule 5 of the Disclosure Letter or otherwise by the agreement of the Purchaser and Vendor in writing) must be in cash, cash equivalent (being on deposit with a deposit-taking institution authorised in Australia or New Zealand for a term of no more than 3 months), short term money market investments or fixed interest paper with a minimum rating of Aa3 or better by Moody's Investor Services (or equivalent), with a maturity of up to 12 months in Australian Dollars.

(e)	(FATA Approval) – if consent is required under the FATA, the Treasurer of the Commonwealth of Australia (or his delegate) consents to the implementation of the proposed transaction set out in this Agreement in accordance with its terms under FATA, either unconditionally or on terms that would not reasonably be expected to have a Material Adverse Effect with respect to the Company, a Company Subsidiary, the Note Issuer or the Purchaser, or the Treasurer ceases to be empowered to make any order under Part II of the FATA in relation to the proposed transaction, notice of the proposed transaction having been given to the Treasurer under the FATA, and in such event, consent from the Governmental Entity then empowered to consent to the implementation of the proposed transaction set out in this Agreement.

(f)	(Credit Agreement) – The Vendor Parent shall have received a written notice, executed by the Agent and the Required Lenders (in each case, as defined in the Vendor Parent Credit

Share Sale Agreement

Agreement), in form and substance reasonably satisfactory to the Vendor Parent, acknowledging compliance with the provisions of Section 7.03 of the Vendor Parent Credit Agreement with respect to the proposed transaction.

3.2	Benefit and waiver of Conditions Precedent

(a)	The Conditions Precedent in clauses 3.1(a), 3.1(b) and 3.1(e) are for the benefit of both parties, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by both parties giving their written consent.

(b)	The Conditions Precedent in clauses 3.1(c) and 3.1(d) are for the sole benefit of the Purchaser, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by the Purchaser giving its written consent.

(c)	The Condition Precedent in clause 3.1(f) is for the sole benefit of the Vendor, and any breach or non-fulfilment of that Condition Precedent may only be waived by the Vendor giving its written consent.

(d)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent pursuant to this clause 3.2 may do so in its absolute discretion.

(e)	If a waiver by a party of a Condition Precedent is itself conditional and the other party accepts the condition, the terms of that condition apply accordingly. If the other party does not accept a conditional waiver of the Condition Precedent, the Condition Precedent has not been waived.

(f)	If a party waives the breach or non-fulfilment of a Condition Precedent, that waiver will not preclude it from suing the other party or parties for any breach of this Agreement, including a breach that resulted in the non-fulfilment of the Condition Precedent that was waived.

(g)	Waiver of a breach or non-fulfilment in respect of one Condition Precedent does not constitute:

(i)	waiver of breach or non-fulfilment of any other Condition Precedent resulting from the same event; or

(ii)	waiver of breach or non-fulfilment of that Condition Precedent resulting from any other event.

3.3	Reasonable endeavours and co-operation

(a)	The Vendor must use its reasonable endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(c), 3.1(d) and 3.1(f); provided, however, that, with respect to clause 3.1(f), neither the Vendor nor the Vendor Parent shall be required, in connection with the acknowledgement referred to in clause 3.1(f) to agree to make any payment or provide any financial or other accommodation to any lender under the Vendor Parent Credit Agreement or to any other person (other than customary reimbursement of reasonable legal fees and disbursements incurred by the lenders under the Vendor Parent Credit Agreement in connection with such waiver), incur any liability or agree to any burdensome condition or to any modification of the Vendor Parent Credit Agreement adverse to the Vendor Parent.

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(b)	Each of the Purchaser and the Vendor must use their respective reasonable endeavours to:

(i)	satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(a), 3.1(b) and 3.1(e); and

(ii)	procure that there is no occurrence within the reasonable control of the Purchaser or the Vendor (as applicable) or their respective Related Bodies Corporate that would prevent any Condition Precedent from being satisfied.

(c)	If any of the approvals under clause 3.1(a), 3.1(b) or 3.1(e) is on terms that would reasonably be expected to have a Material Adverse Effect with respect to Permanent, then the parties will use their best endeavours to resolve the issue, and otherwise to negotiate in good faith any appropriate amendments to this Agreement.

3.4	Notifications

Each party must:

(a)	promptly notify the other in writing if it becomes aware that any Condition Precedent has been satisfied;

(b)	promptly notify the other in writing if it becomes aware that any Condition Precedent has failed to be satisfied or of any material development of which it becomes aware that may lead to a Condition Precedent not being reasonably capable of being satisfied or incapable of being satisfied; and

(c)	after having given or received a notice in accordance with clause (b) above in relation to a Condition Precedent that it is entitled under clause 3.2 to waive, give notice to the other party as soon as possible (and in any event no later than 5 Business Days) as to whether or not it waives the breach or non-fulfilment of the relevant Condition Precedent, specifying that Condition Precedent.

3.5	Reimbursement of transaction costs for investments

If this Agreement is terminated and Completion does not occur, the Purchaser shall promptly reimburse the Vendor and its Related Bodies Corporate for 50% of any reasonable third party transaction costs, including brokerage fees, incurred by any of them for the purpose of satisfying, procuring or attempting to satisfy or procure the satisfaction of the Condition Precedent in clause 3.1(d).

4.	Purchase Price

(a)	The Purchase Price shall be payable by way of the Cash Purchase Price and the Note in accordance with this Agreement.

(b)	The Purchase Price is apportioned as follows:

(i)	Net Tangible Assets – Australia: US$883,008,004

(ii)	Net Tangible Assets – New Zealand: US$37,483,598

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5.	Adjustment for Pre-Completion Interest Amount

(a)	The Cash Purchase Price and the initial principal outstanding on the Note will be increased pro rata by the Pre-Completion Interest Amount.

(b)	The Pre-Completion Interest Amount is equal to the amount of interest that would have been payable at the Pre-Completion Interest Rate for the period beginning on 1 July 2008 and ending on the Completion Date as if:

(i)	a sum equal to the Net Tangible Assets were a principal outstanding;

(ii)	interest were calculated on the daily principal outstanding balance on the basis of the actual number of days elapsed in each Pre-Completion Interest Period and a year of 360 days (including the first day of the Pre-Completion Interest Period but excluding the last); and

(iii)	interest which accrues at the end of each Pre-Completion Interest Period is capitalised, unless the last interest period is less than six months’ duration. The principal outstanding will increase accordingly.

(c)	For the purposes of this clause 5:

(i)	Pre-Completion Interest Period means:

(A)	in relation to each such period other than the last, the 6 month period commencing on the date of this Agreement and each 6 month period thereafter;

(B)	in relation to the last such period, the period commencing on the first day of such period and ending on the Completion Date.

(ii)	Pre-Completion Interest Rate means 3.7875% being 3 month US LIBOR plus 1% per annum as at 1 July 2008.

6.	Loss Development Cover and Adjustment to Value of the Note

(a)	The parties shall arrange the Loss Development Cover in accordance with the provisions of Schedule 6.

(b)	The parties acknowledge that the Vendor contemplates transferring, assigning, novating, or sub-participating the Note in accordance with its terms at an appropriate time in the future to potential investors and that for this purpose the Vendor requires access to information regarding the Loss Development Cover in accordance with Schedule 6, and may need to share this information with potential investors in order to market and otherwise comply with its disclosure obligations to potential investors but will do so on a confidential basis.

7.	Reinsurance Premium

The Purchaser may, to the extent permitted by Law and with the consent of the Vendor and applicable Governmental Entities and upon confirmation from the Rating Agencies that no downgrade in insurer financial strength ratings will occur as a result thereof, request the Company

Share Sale Agreement

Subsidiary to pay on or before the Completion Date a reinsurance premium to Equator Re or other reinsurer for reinsurance cover as contemplated by and in accordance with Schedule 6. If any such premium is paid, the Cash Purchase Price and the initial principal outstanding on the Note will not be reduced by the amount of the premium paid.

8.	Adjustment for Pre-Completion Claims

8.1	Increase in RBA Cash Rate

(a)	If:

(i)	the RBA Cash Rate as at the Conditions Precedent Satisfaction Date is in excess of 7.75% per annum (being 0.5% plus the RBA Cash Rate as at the Effective Date (being 7.25% per annum)) (the RBA Cash Rate Increase); and

(ii)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion RBA Cash Rate Increase Claim,

the Cash Purchase Price and the initial principal outstanding on the Note will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion RBA Cash Rate Increase Claim, as determined in accordance with clause 8.5.

(b)	Pre-Completion RBA Cash Rate Increase Claim means the diminution in value of the investment portfolio of the Consolidated Companies between the Effective Date and the Conditions Precedent Satisfaction Date notified by the Purchaser to the Vendor as being attributable to the RBA Cash Rate Increase.

8.2	Breach of Vendor's Warranties

If

(a)	any of the Warranties of the Vendor contained in this Agreement is not true as at the Conditions Precedent Satisfaction Date and, if Completion had occurred on that day, the Purchaser would have been entitled to make a Claim for a breach of Warranty in excess of US$10,000,000 (Pre-Completion Warranty Claim); and

(b)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion Warranty Claim,

the Cash Purchase Price and the initial principal outstanding on the Note will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Warranty Claim, as determined in accordance with clause 8.5.

8.3	Breach of Vendor's obligations

If:

(a)	the Vendor has not duly performed and complied with all its obligations under this Agreement that are required to be performed or complied with by it at or before the Conditions Precedent Satisfaction Date and, if Completion had occurred on that day, the Purchaser would have been entitled to make a Claim for a breach of the Vendor's obligations under this Agreement in excess of US$10,000,000 (Pre-Completion Performance Claim); and

Share Sale Agreement

(b)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make the Pre-Completion Performance Claim,

the Cash Purchase Price and the initial principal outstanding on the Note will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Performance Claim, as determined in accordance with clause 8.5.

8.4	Material Adverse Effect

(a)	If:

(i)	a Material Adverse Effect has occurred in relation to the Company, the Company Subsidiary or Permanent between the date of this Agreement and the Conditions Precedent Satisfaction Date other than:

(A)	as expressly provided for under this Agreement or as fairly disclosed in the Disclosure Materials; or

(B)	a circumstance, event or matter that would trigger a Pre-Completion RBA Cash Rate Increase Claim, a Pre-Completion Warranty Claim or a Pre-Completion Performance Claim; and

(ii)	the Pre-Completion Material Adverse Effect Claim is in excess of US$10,000,000; and

(iii)	no later than 1 Business Day after the Conditions Precedent Satisfaction Date, the Purchaser notifies the Vendor in writing that it proposes to make a Pre-Completion Material Adverse Effect Claim, the Cash Purchase Price and the initial principal outstanding on the Note will be reduced, unless otherwise agreed by the parties, pro rata by the amount of the Pre-Completion Material Adverse Effect Claim, as determined in accordance with clause 8.5.

(b)	Pre-Completion Material Adverse Effect Claim means the diminution in value of the net tangible assets of the Consolidated Companies between the Effective Date and the Conditions Precedent Satisfaction Date attributable to the Material Adverse Effect.

8.5	Determination of any Pre-Completion Claim

(a)	The determination of any Pre-Completion Claim will be subject to agreement by the parties. In the event a dispute arises concerning the reaching of agreement by the Vendor and Purchaser as to any Pre-Completion Claim, the Vendor and the Purchaser will work together, diligently in good faith and acting reasonably, to investigate and resolve the dispute through the chief executive officers:

(i)	Purchaser – Frank O'Halloran;

(ii)	Vendor – Steve Smith;

or in each case, their respective successor or senior executive nominee, as applicable.

Share Sale Agreement

(b)	A dispute between the parties as to the amount of a Pre-Completion Claim which is not resolved following referral to the chief executive officers or nominees within 10 Business Days of such referral, must be submitted to an independent expert for determination as follows.

(c)	The independent expert will be KPMG or, if KPMG is unable or unwilling to act, such other expert as the parties may agree, or if such other expert otherwise agreed by the parties is unable or unwilling to act within 10 Business Days of notice to them, the expert will be nominated by the President or senior officer of the Institute of Chartered Accountants or his nominee.

(d)	The independent expert must have no direct or indirect personal interest in the outcome of the decision or determination he is requested to make.

(e)	The parties must submit the dispute in writing to the independent expert on or promptly after appointment of the independent expert. The submission shall state the specific matter to be determined and all other reasonably relevant matters.

(f)	Each party shall direct the independent expert to act expeditiously and to give reasons for his determination, and shall supply the independent expert with any information, assistance and co-operation which he may request in connection with his determination.

(g)	Unless the independent expert, in his absolute discretion, determines that the conduct of any disputing party is such that it should bear all or a greater proportion, the fees and expenses of the independent expert shall be borne by the Vendor and Purchaser in equal shares.

(h)	The independent expert is an independent expert, not an arbitrator. The independent expert's decision will be conclusive and final and binding on the parties except in the case of manifest error.

8.6	Full and final settlement

Any adjustment to the Purchase Price for a Pre-Completion Claim under this clause 8 shall be taken to be full and final settlement of any Claim for breach of any Warranty by or obligation of the Vendor under this Agreement in respect of the known matter, circumstance or event to which the Claim relates.

8.7	Aggregate Pre-Completion Claims in excess of limit

(a)	If the final aggregate value of all Pre-Completion Claims determined in accordance with clause 8.5 exceeds US$120,000,000, then within 2 Business Days of the date that all such Pre-Completion Claims have been determined, either the Vendor or the Purchaser may by written notice to the other require the other party to consult in good faith with a view to determining whether it continues to be commercially desirable for the transaction contemplated by this Agreement to proceed after any terms of this Agreement have been amended, including a purchase price reduction.

(b)	If the Vendor and the Purchaser are unable to reach agreement under sub-paragraph (a) within the Required Consultation Period (as defined below), either of them may, provided that that party has otherwise fully complied with its obligations under this clause 8.7, terminate this Agreement by notice in writing to the other in which case clause 24.1 will have effect.

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(c)	For the purposes of clause 8.7(b), the Required Consultation Period is 10 Business Days after the parties becoming aware that sub-paragraph (a) above is triggered.

9.	Adjustment for Portfolio Difference

(a)	As soon as practicable, the parties shall determine the difference between the Preliminary Portfolio Value and the Final Portfolio Value (the Portfolio Difference).

(b)	The determination of the Final Portfolio Value will be subject to agreement by the parties. In the event a dispute arises concerning the reaching of agreement by the Vendor and Purchaser as to the Final Portfolio Value, the process under clause 8.5 shall apply as if the dispute as to the Final Portfolio Value is a Pre-Completion Claim for the purposes of that clause.

(c)	If the Final Portfolio Value is greater than the Preliminary Portfolio Value, the Cash Purchase Price and the initial principal outstanding on the Note will be increased, unless otherwise agreed by the parties, pro rata in accordance with the following provisions:

(i)	where the Portfolio Difference is A$3,000,000 or more, by A$1,050,000 being the amount of A$1,500,000 as adjusted for the company tax rate of 30%; and

(ii)	where the Portfolio Difference is less than A$3,000,000, by an amount calculated as follows:

Portfolio Difference	X	70%
2

(d)	If the Preliminary Portfolio Value is greater than the Final Portfolio Value, the Cash Purchase Price and the initial principal outstanding on the Note will be reduced, unless otherwise agreed by the parties, pro rata in accordance with the following provisions:

(i)	where the Portfolio Difference is A$3,000,000 or more, by A$1,050,000 being the amount of A$1,500,000 as adjusted for the company tax rate of 30%; and

(ii)	where the Portfolio Difference is less than A$3,000,000, by an amount calculated as follows:

Portfolio Difference	X	70%
2

(e)	If the Final Portfolio Value is equal to the Preliminary Portfolio Value, no adjustment to the Cash Purchase Price or the initial principal outstanding on the Note will be made under this clause 9.

(f)	In the period between the Effective Date and Completion, the Vendor will procure that Aberdeen Fund Managers Australia Limited disposes of the assets in the investment portfolio of the Consolidated Companies in accordance with the letter of instruction in Schedule 6 of the Disclosure Letter and otherwise in accordance with any guidelines agreed to between the Vendor and the Purchaser from time to time.

Share Sale Agreement

10.	Transitional Services

The Vendor and the Purchaser will work together, diligently in good faith and acting reasonably (elevating any disagreement through to the parties’ respective chief executive officers), to finalise the transitional services for, but not limited to, those arrangements detailed in Schedule 10 to be provided by the Vendor Group to the Consolidated Companies after Completion Date including pricing, and the extent to which the arrangements in relation to the provision of those services should be formally documented. If the Vendor and the Purchaser agree that a formally documented transitional services agreement is required, the parties will negotiate in good faith and finalise by the Completion Date the terms of such transitional services agreement.

11.	Completion

11.1	Time and Place

Completion will take place on the Completion Date at the offices of Allens Arthur Robinson, Deutsche Bank Place, corner Hunter and Phillip Streets, Sydney, at 10.00am., Australian Eastern Standard Time or at such other place, time and date as the parties may agree.

11.2	Notice to Vendor

At least two Business Days before the Completion Date, the Purchaser must give the Vendor a notice setting out details of:

(a)	the persons who will be appointed as the new directors, secretaries and public officers of the Company and the Company Subsidiary from Completion together with original signed consents to act of such persons;

(b)	the persons who will be required to resign as directors, secretaries and public officers of the Company and the Company Subsidiary;

(c)	the proposed new registered offices of the Company and the Company Subsidiary from Completion; and

(d)	subject to clause 17, the proposed new names of the Company and the Company Subsidiary from Completion, which must not include the word “PMI”.

11.3	Deliveries by the Purchaser

At Completion, the Purchaser must:

(a)	pay the Cash Purchase Price to the Vendor;

(b)	deliver to, or at the direction of, the Vendor a signed counterpart to the Note Deed;

(c)	deliver to, or at the direction of, the Vendor a signed counterpart to the Software Licence Agreement.

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11.4	Deliveries by the Vendor

On or prior to the Completion Date, the Vendor must:

(a)	ensure that the following resolutions are duly passed, conditional on and with effect from Completion, by the board of directors of each of the Company and the Company Subsidiary (whether by way of meeting or circular resolution in accordance with the Corporations Act and the relevant company’s constitution):

(i)	that such persons as the Purchaser notifies to the Vendor under clause 11.2(a) are appointed as directors of the Company or of the Company Subsidiary (as the case may be), subject to the receipt of duly signed consents to act of such persons;

(ii)	that such persons as the Purchaser notifies to the Vendor under clause 11.2(a) are appointed as the secretaries and public officers of the Company or of the Company Subsidiary (as the case may be), subject to the receipt of duly signed consents to act of such persons;

(iii)	noting that such persons as the Purchaser notifies to the Vendor under clause 11.2(b) has resigned as directors, secretaries and public officers of the Company and of the Company Subsidiary (as the case may be);

(iv)	that in the case of the Company only, the transfer of the Shares to the Purchaser (subject to the payment of stamp duty on the instruments of transfer which must be borne by the Purchaser), the cancellation of the existing share certificates for the Shares and delivery by the Company to the Purchaser of new share certificates for the Shares in the name of the Purchaser are each approved;

(v)	that the registered office of the Company and the Company Subsidiary be changed to Level 2, 82 Pitt Street, Sydney, NSW 2000; and

(vi)	that PricewaterhouseCoopers are appointed as the Company’s auditors, subject to the receipt of their written consent to act,

(b)	procure that the shareholder of the Company and the Company Subsidiary passes a resolution in accordance with the Corporations Act and the relevant company’s constitution approving the change of name of the Company and the Company Subsidiary in accordance with clause 11.2(d);

(c)	deliver to the Purchaser duly executed instruments of transfer of the Shares in favour of the Purchaser together with the share certificates relating to the Shares;

(d)	deliver to, or at the direction of, the Purchaser a signed counterpart to the Note Deed;

(e)	deliver to, or at the direction of, the Purchaser a signed counterpart to the Software Licence Agreement;

(f)	produce to the Purchaser any power of attorney or other authority under which the transfers of the Shares are executed;

(g)

deliver to the Purchaser a resignation (in the agreed form) from each resigning officer of the Company and Company Subsidiary as notified by the Purchaser under clause 11.2(b) acknowledging that he or she has no Claim against the Company or Company Subsidiary

Share Sale Agreement

for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise, except for payments (if any) properly payable to that officer as an Employee of the Company or Company Subsidiary for accrued salary, and Accrued Entitlements up to the Completion Date;

(h)	cause the revocation, with effect from Completion, of all authorities of Officers of the members of the Vendor Group relating to bank accounts of the Consolidated Companies;

(i)	cause the persons notified in writing by the Purchaser to the Vendor in writing at least two Business Days before Completion to be appointed as signatories to the bank accounts of the Consolidated Companies conditional on and with effect from Completion;

(j)	deliver to (or at the direction of) the Purchaser all Records in the possession or control of the Vendor or any member of the Vendor Group;

(k)	if requested by the Purchaser in writing at least two Business Days prior to Completion, do all other things necessary to transfer the Shares, to complete any other transaction contemplated by this Agreement and to place the Purchaser in effective control of the Consolidated Companies and the Business;

(l)	deliver to, or at the direction of, the Purchaser lists of claims, premiums, reinsurance proceeds, other receivables and investments together with the unearned premiums calculation and management accounts as at the month end prior to Completion in a form reasonably acceptable to the Purchaser;

(m)	provide any transitional services agreement agreed to under clause 10 which has been executed by the Vendor and the Purchaser;

(n)	provide agreements agreed to under clause 13 terminating the participation of the Consolidated Companies in relation to the Inter-company Agreements, which has been executed by the Vendor and the Purchaser; and

(o)	deliver the ASIC Corporate Key for each Group Company.

11.5	Power of Attorney

The Vendor appoints the Purchaser to be its attorney from the Completion Date until the Shares are registered in the name of the Purchaser. Under this power of attorney, the Purchaser may do in the name of the Vendor and on its behalf everything necessary or desirable, in the Purchaser’s sole discretion, to:

(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Shares;

(c)	receive any dividend or other entitlement paid or credited to the Vendor in respect of the Shares; and

(d)	do any other act or thing in respect of the Shares or the Company or the Company Subsidiary.

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The Vendor declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by the Vendor and agrees to ratify and confirm whatever the Purchaser does in exercising power under this power of attorney.

The Vendor will ensure that the Purchaser is the sole person (including to the exclusion of the Vendor) entitled to the rights and powers in clauses 11.5(b), (c) and (d).

11.6	Interdependence

(a)	The obligations of the Purchaser and the Vendor under this clause 11 are interdependent.

(b)	Completion will not occur unless all of the obligations of the Purchaser and the Vendor under this clause 11 are complied with and are fully effective.

12.	Conduct of Business pending Completion

12.1	Vendor obligations

In this clause 12.1, a reference to “consistent with past practice” is to be interpreted having regard to the changed circumstances arising from the transaction contemplated under this Agreement and the fact that the Shares will be sold to the Purchaser at Completion.

From the date of this Agreement to the Completion Date, except as expressly disclosed in this Agreement or the Disclosure Materials or consented to by the Purchaser in writing or as required by Law or any applicable Governmental Entity, the Vendor must ensure that:

(a)	the Business of the Company and the Company Subsidiary is conducted only in the ordinary course consistent with past practice (but subject to the restrictions in this clause 12.1) using its reasonable endeavours to maintain the profitability of the Company Group;

(b)	no member of the Company Group will merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organisation (in each case, other than for transactions wholly among the Company and the Company Subsidiary) enter into any form of joint venture, or agree to do any of the foregoing;

(c)	no change is made to the constitution of any member of the Company Group;

(d)	no member of the Company Group will reduce its share capital, or transfer an amount to its share capital account from any of its other accounts, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option or right to purchase or wilfully give any mortgage, charge, pledge or other form of security or encumbrance over any such shares or securities or pay or agree to pay any dividend or other distribution on any Shares or share in the Company Subsidiary;

(e)	no member of the Company Group will enter into a capital commitment exceeding A$750,000 or dispose of or deal with any assets other than in the ordinary course of business consistent with past practice and for full market value and other than Permitted Security Interests;

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(f)	no member of the Company Group will:

(i)	other than in the ordinary course, either validly terminate or materially breach any Material Contract;

(ii)	cancel or waive any material claims having a value in excess of A$750,000 or settle any litigation or other proceedings before a Governmental Entity for an amount in excess of such amount;

(iii)	create, incur or assume any indebtedness for borrowed money, or guarantee any obligations of any other person, except for, any such indebtedness not to exceed A$750,000 in the aggregate, any such indebtedness in replacement of existing indebtedness or any such indebtedness incurred in the ordinary course of business consistent with past practice;

(iv)	make any material adverse changes or modifications to any underwriting or claims management policies other than in the ordinary course of business consistent with past practice;

(v)	settle or commute any claims made on an insurance contract or reinsurance contract for, in the case of a settlement, any sums in excess of A$750,000 or, in the case of a commutation deal, aggregate sums in excess of A$750,000;

(vi)	make any material change in accounting or actuarial practices, methods or principles, except as required by AGAAP or USGAAP;

(vii)	make any change in the remuneration or emoluments or benefits of Officers;

(viii)	enter into or agree to enter into any contract, involving obligations or liabilities in excess of A$750,000 or periods in excess of 6 months other than in the ordinary course of business consistent with past practice (excluding contracts with the Vendor Group unless required by this Agreement); and

(ix)	commence Legal Proceedings or threaten to commence Legal Proceedings against any person other than in the ordinary course of business consistent with past practice;

(g)	all authorisations and licences required for or in connection with the Business are maintained in full force and effect;

(h)	the Company Group fully complies with all material laws binding on it or affecting the Business including Laws in relation to Tax; and

(i)	it meets the Company Group liabilities as they fall due including liabilities under Laws in relation to Tax and make no change to its existing policy or manner of collection of accounts receivable.

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12.2	Vendor obligations in respect of Permanent

Prior to the Completion Date, except as expressly disclosed in this Agreement or the Disclosure Materials or consented to by the Purchaser in writing or as required by Law or any applicable Governmental Entity, the Vendor will cause Permanent to comply with this clause 12 as if it were the Company Subsidiary.

12.3	Consultation and consent

The Vendor must consult with and keep the Purchaser informed in relation to material decisions about the Company Group and its management, and must consider any reasonable suggestions and advice provided by the Purchaser. The Purchaser must not unreasonably withhold or delay any consent required under this clause 12.

12.4	Factors relevant to Vendor’s obligations

In complying with its obligations under clause 12.1 and 12.5, the Vendor is not required to do, to omit to do, or to allow to be done anything which would, in the Vendor’s reasonable opinion:

(a)	materially disrupt or adversely impact on the Company Group or the operation of any aspect of the businesses of the Company Group, including disclosing any trade secrets;

(b)	materially breach any obligations (including obligations of confidentiality) that the Vendor or any member the Company Group owe to any third party or under any applicable Law; or

(c)	materially prejudice the likelihood of Completion occurring.

12.5	Access and information

(a)	Subject to applicable Laws, prior to Completion upon reasonable notice:

(i)	the Vendor must provide to the Purchaser and its Representatives after the date of execution of this Agreement any information and documents reasonably requested by the Purchaser primarily relating to the Company, the Company Subsidiary and their respective businesses, operations, affairs, properties, books and records that are not readily available at or through the Company or the Company Subsidiary;

(ii)	the Vendor must cause the Company and the Company Subsidiary to permit the Purchaser and its Representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the personnel, properties, books and records and, if consented to by the auditors, the auditors of the Company and the Company Subsidiary, provided that any such access may not unreasonably interfere with the conduct of the business of the Vendor or the Company or the Company Subsidiary;

(iii)	the Vendor must use reasonable endeavours to arrange access for the Purchaser to the external and internal actuaries of the Company and the Company Subsidiary.

All information provided or obtained pursuant to the foregoing clause 12.5(a) shall be held by the Purchaser in accordance with and subject to the terms of the Confidentiality Agreement.

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(b)	Subject to any applicable Law, from and after Completion upon reasonable notice, the Purchaser shall provide promptly to the Vendor and its Subsidiaries and its Subsidiaries’ agents such information and reasonable access at reasonable times to the personnel, properties, books, records and auditors of the Company and the Company Subsidiary in each case to the extent reasonably required by the Vendor for financial reporting and accounting matters, litigation, indebtedness for borrowed money and regulatory filings and the preparation and filing of any Tax Returns for any period ending on or before the Completion Date or any taxable period beginning on or before the Completion Date; provided that any such access by the Vendor and its Subsidiaries and its Subsidiaries’ agents may not unreasonably interfere with the conduct of the business of the Purchaser, the Company or the Company Subsidiary . All information provided or obtained pursuant to the foregoing clause 12.5(b) shall be held by the Vendor and its Subsidiaries and its Subsidiaries’ agents on a confidential basis subject to any disclosure required by applicable law.

(c)	The Purchaser shall retain, and cause the Company and the Company Subsidiary to retain, all books and records for any period prior to the Completion for a period at least in accordance with the Corporations Act.

(d)	Without limiting clause 3.1(c), prior to Completion, the parties shall use their reasonable endeavours by working together, diligently in good faith and acting reasonably to obtain confirmation under contracts to which the Consolidated Companies are party that the counterparty does not intend to significantly reduce the amount of LMI business which it provides to Consolidated Companies under a Material Contract or require the Consolidated Companies to participate in any tender process in order to obtain LMI business from the counterparty;

(e)	Prior to Completion, the Vendor shall use it reasonable endeavours to procure that the principal contract for the key customer and supplier arrangements in relation to the Business are introduced to the Purchaser for the purpose of facilitating an orderly handover of the Business.

13.	Inter-company Agreements

(a)	Effective as of the Completion Date, all Inter-company Agreements will be terminated to the extent that they relate to arrangements in relation to the Consolidated Companies.

(b)	The Vendor will procure that all net Liabilities under the Inter-company Agreements, regardless of whether such net Liabilities arise before or after Completion, will be paid to the relevant party at or prior to Completion and will provide the Purchaser with a list of the Liabilities and on Completion will provide a list of the net amounts paid.

(c)	The Purchaser agrees that from the date of this Agreement it must cooperate with the Vendor to effect such terminations, including, without limitation, taking all reasonable actions to implement capital support, reinsurance or other arrangements in order to permit such terminations effective as of the Completion Date.

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(d)	From and after the Completion Date, the Purchaser shall indemnify and save and hold harmless the Vendor, its Related Bodies Corporate and its and their respective Officers from and against any Loss or Liability suffered by any such person under or as a result of any call on the Capital Support Agreements as they relate to policies written prior to the Completion Date.

(e)	The Consolidated Companies have only provided:

(i)	residential lenders mortgage insurance and related activities permitted by APRA under its licence conditions, reinsurance to financial institutions and their captive insurers and residential mortgage backed securities programs; and

(ii)	management services to customers’ captive lenders mortgage insurance companies,

in each case solely in relation to Australian and New Zealand mortgage risks. The Vendor shall indemnify and save and hold harmless the Purchaser, its Related Bodies Corporate and its and their respective Officers from and against any Loss or Liability suffered by any such person arising from or in relation to any of the Consolidated Companies carrying on any business prior to Completion other than as described above.

(f)	The Vendor and the Purchaser will work together, diligently in good faith and acting reasonably (elevating any disagreement through to the parties’ respective chief executive officers), to finalise contracts terminating the Inter-Company Agreements by Completion.

14.	Transaction Bonuses and COC Payments

(a)	Effective as of Completion, the Vendor shall reimburse the Purchaser:

(i)	for any bonuses paid to Employees of the Company or the Company Subsidiary by those entities as a result of the proposed transaction set out in this Agreement and which are paid pursuant to arrangements confirmed or approved by the Vendor prior to the Completion Date; and

(ii)	for any payments made under the COC Plan by the Company or the Company Subsidiary to any person specified in the notice referred to in paragraph (b) below as a result of that person’s employment with any of those companies being terminated on or after Completion, subject to the COC Plan not being amended on or after the Completion Date to improve the terms of the COC Plan for such person without the written consent of the Vendor. The Purchaser acknowledges that payments under the COC Plan are in lieu of any amount that the Company or the Company Subsidiary would otherwise have had to pay in relation to the termination of employment under an industrial instrument (including without limitation an award), legislation, contract, policy or otherwise (other than untaken statutory annual leave and long service leave) and accordingly, any reimbursement by the Vendor for this payment will be reduced by such amount.

Such reimbursements will take into account any tax benefit available to the Purchaser as a result of the Company or the Company Subsidiary making these payments. The Vendor will pay the reimbursement to the Purchaser within 20 Business Days of receiving written notice by the Purchaser of payment having been made by the Company or Company Subsidiary (as the case may be).

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(b)	All the Employees to whom the arrangements referred to in paragraph (a) above apply have been notified in writing by the Vendor to the Purchaser. Permanent has no obligation to make payments to its employees under such arrangements.

(c)	For the purposes of this clause, “COC Plan” means the arrangement approved by the Vendor as the sole shareholder of the Company by way of written resolution dated 30 July 2008 under which a minimum termination payment is made in the event of a termination of employment in certain circumstances within 12 months of a change of control as described in Annexure A to the explanatory memorandum to that resolution.

15.	Non-competition

(a)	The Vendor must not, and must cause its Related Bodies Corporate (other than the Company or the Company Subsidiary or Permanent) not to, for a period of 3 years after the Completion Date, directly or indirectly in Australia or New Zealand through any person;

(i)	compete with the Business of any of the Company Subsidiary or Permanent, including insuring any form of mortgage insurance policies, reinsuring any fronting arrangement that provides mortgage insurance policies or own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any person which engages in the business of writing any form of mortgage insurance policies;

(ii)	approach, canvass or contact any person with a view to enticing away from the Company Subsidiary or Permanent a client of the Business with whom the Company Subsidiary or Permanent had dealt at any time in the 12 month period ending on the Completion Date or soliciting or procuring from such a client transactions which otherwise would be or would be likely to be provided to the Company Subsidiary or Permanent in connection with the conduct of the Business;

(iii)	approach, canvass or contact any employee or contractor in the Business with a view to inducing that person to leave his or her employment or contract; or

(iv)	approach, canvass or contact any intermediary or supplier with a view to inducing that person to either cease or reduce its relationships with the Company Subsidiary or Permanent.

(b)	Notwithstanding paragraph (a):

(i)	the Vendor and its Related Bodies Corporate may, without violating clause 15(a) own an investment in shares amounting to not more than 5% of the issued capital of a corporation which engages in a business of writing mortgage insurance policies, if such shares are securities traded on an established securities exchange; and

(ii)	the restrictions contained in clause 15(a) shall not apply following any change of control transaction in which:

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(A)	the Vendor or any of its Related Bodies Corporate owning all or substantially all of the combined assets of the Vendor and its Related Bodies Corporate is acquired, directly or indirectly, by a Third-Party US MI, or

(B)	the Vendor or any of its Related Bodies Corporate owning all or substantially all of the combined assets of the Vendor and its Related Bodies Corporate is merged or otherwise combined with a Third-Party US MI, unless the primary effect of such merger is to circumvent clause 15(a).

(c)	Each of the obligations set out in this clause 15 is severable and independent so that, without limiting the operation of the Restraint of Trade Act 1976, if:

(i)	any of the restrictions contained in this clause are judged to be unenforceable by a court because they go beyond what is reasonable to protect the Business; and

(ii)	those restrictions would be judged reasonable by that court if the extent of the restrictions (including the time periods or geographical areas) were reduced,

then those restrictions will be reduced to the minimum extent required by that court to make them enforceable.

(d)	The undertakings in this clause 15 apply to activities within:

(i)	Australia or New Zealand; or

(ii)	Queensland, New South Wales, Victoria, South Australia, Western Australia, Tasmania, Australian Capital Territory and the Northern Territory,

and to time periods of 3, 2 and 1 year respectively after the Completion Date.

(e)	The Vendor acknowledges that:

(i)	all the prohibitions and restrictions in this clause are reasonable in the circumstances and necessary to protect the Business;

(ii)	any failure to comply would diminish the value of the Business;

(iii)	damages may not be an adequate remedy if a person breaches this clause;

(iv)	the Purchaser may apply for injunctive relief if:

(A)	a person breaches or threatens to breach this clause; or

(B)	it believes a person referred to in clause is likely to breach this clause; and

(v)	it has received legal advice on this clause.

(f)	For the purposes of this clause, Third-Party US MI has the meaning given in Schedule 7 of the Disclosure Letter.

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16.	Vendor Warranties

16.1	Warranties regarding the Vendor and the Company

(a)	The Vendor hereby represents and warrants to the Purchaser that each of the statements made in Schedule 8 is correct as at the date that the Warranty is given. The Vendor acknowledges that the Purchaser has entered into this Agreement upon reliance on the Vendor’s Warranties.

(b)	The parties acknowledge that, as the Purchaser is a wholly-owned subsidiary of the Note Issuer, where the Purchaser makes a Claim in relation to a breach of a Vendor’s Warranty, that Claim may be satisfied by the Note Issuer recovering the amount of that Claim by way of the adjustment to the Note in accordance with clause 16.16.

16.2	Other Warranties excluded

Except as expressly set out in this Agreement, all terms, conditions, warranties and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by Law and, to the extent they cannot be excluded, the Vendor disclaims all Liability in relation to them to the maximum extent permitted by Law.

16.3	When Warranties given

Each of the Warranties given under clause 16.1:

(a)	is given as at the date of this Agreement and as at the time immediately before Completion; and

(b)	if marked with a double asterisk in parentheses (“(**)”) is also made by the Vendor in relation to Permanent only on the basis of the knowledge, belief or awareness of the persons, specified in Schedule 8 of the Disclosure Letter, their having made reasonable enquiries.

16.4	Knowledge, belief or awareness as to Warranties

(a)	If a Warranty in Schedule 8 is marked with a hash mark (“#”), the Warranty is made by the Vendor only on the basis of its knowledge, belief or awareness. For the purposes of this Agreement, the Vendor’s knowledge, belief or awareness is limited to such knowledge, belief or awareness of the persons, specified in Schedule 9 of the Disclosure Letter, having made reasonable enquiries.

(b)	The knowledge, belief or awareness of any person other than the persons specified in Schedule 9 of the Disclosure Letter will not be imputed to the Vendor.

(c)	Without limiting clause 18, none of the persons specified in Schedules 8, 9 and 10 of the Disclosure Letter will bear any personal liability in respect of the Warranties or otherwise under this Agreement.

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16.5	Disclosures

The Purchaser cannot Claim that the Vendor is in breach of any Warranty in respect of any fact, matter or circumstance:

(a)	provided for in this Agreement;

(b)	fairly disclosed in the Disclosure Material;

(c)	relating to any Liability in respect of which there is an accrual, allowance, provision or reserve for that Liability specifically, or for Liabilities generally of that type or nature, in the Unaudited Financial Statements (to the extent of such existing accrual, allowance, provision or reserve);

(d)	within the knowledge, belief or awareness of the Purchaser. For the purposes of this Agreement, the Purchaser’s knowledge, belief or awareness is limited to such knowledge, belief or awareness of the persons, specified in Schedule 10 of the Disclosure Letter, their having made reasonable enquiries in respect of the Disclosure Materials; or

(e)	as a result of any change in Law after Completion.

16.6	Separate Warranty

Each of the Warranties in Schedule 8 is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

16.7	Purchaser’s acknowledgement

Without limiting the generality of clauses 16.3 and 16.10, the Purchaser acknowledges that:

(a)	the tender sale process leading to the execution of this Agreement was conducted on the basis that the participants, including the Purchaser, were required to rely on their own enquiries and investigations during that process, and the Purchaser has had the opportunity to make and has made such enquiries and investigations in relation to all matters material to it as it requires;

(b)	neither the Vendor nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of any disclosures regarding the Consolidated Companies or information except as expressly set out in this Agreement;

(c)	the disclosures regarding the Consolidated Companies may include projections, forward looking statements or estimates (Forward Looking Information) and the Purchaser accepts that there is no warranty whatsoever that any Forward Looking Information will be realised and no obligation to update any Forward Looking Information;

(d)	none of the Warranties nor any other provision of this Agreement shall be construed as a representation or warranty as to any judgment based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption except as expressly set out in this Agreement;

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(e)	neither the Vendor nor any of its Representatives makes any representation or warranty as to the adequacy of the amount of the reserves of the Consolidated Companies or of any of the Consolidated Companies’ members, except as expressly set out in this Agreement; and

(f)	based on the Disclosure Material and the express terms of this Agreement, it has formed its own view, with the benefit of its own due diligence and the advice of its own Advisers, of the extent of:

(i)	the contractual insurance or reinsurance rights or commitments of the Consolidated Companies;

(ii)	contingent liabilities relating to insurance liabilities; and

(iii)	claims under policies of insurance issued or assumed before Completion.

16.8	Liabilities indemnity

Subject to this clause 16, the Vendor must indemnify the Purchaser against all Loss which is incurred by the Purchaser as a result of a breach of any of the Warranties contained in this Agreement.

16.9	Conditions of payment and Claims for breach

Despite any other provision of this Agreement, each of the following applies in respect of this Agreement.

(a)	(Notice of Claims)

(i)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) for breach of any Warranty unless a Claim is made in writing by the Purchaser against the Vendor (setting out the known details such as details of the fact, circumstance or matter giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the Loss suffered) and, in any event, on or before:

(A)	1 April 2010; or

(B)	in the case of a Claim in connection with a Tax Warranty, on or before the date that is six years after the Completion Date.

The Purchaser will make a written Claim for a breach of Warranty as soon as reasonably practicable after the Purchaser becomes aware of the fact, circumstance or matter on which the Claim is based.

(ii)	The Purchaser must also, on an on-going basis, keep the Vendor informed of all material developments.

(b)	(Maximum Liability) The maximum aggregate amount that the Purchaser may recover from the Vendor for a breach of Warranty (whether by way of damages or otherwise) must never exceed US$160,000,000, except in the case of the Warranties in items 3 to 22 (excluding 14) and items 97 to 101 of Schedule 8 (the Title Warranties) in which case there is no limit on the maximum aggregate amount that the Purchaser may recover from the Vendor.

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(c)	(Thresholds) The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty if the amount finally adjudicated or agreed against the Vendor in respect of a single breach or a series of breaches relating to the same or substantially similar facts, matters or circumstances is less than US$500,000 and:

(i)	in respect of any breaches of Tax Warranties, until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of Tax Warranties exceeds US$2,500,000; and

(ii)	in respect of any breaches of Warranties (other than Tax Warranties), until the total of all amounts finally adjudicated or agreed against the Vendor in respect of breaches of such Warranties exceeds US$8,500,000,

(iii)	in either of which event the Purchaser may claim the whole amount.

(d)	(Actions of the Purchaser) The Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission after Completion by or on behalf of the Purchaser Group.

(e)	(Actions of the Vendor) The Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of the Vendor where the Purchaser has expressly requested or consented in writing to that act or omission under clause 12.

(f)	(Credit) If after the Vendor has made any payment to the Purchaser for any breach of any Warranty, a member of the Purchaser Group receives any benefit or credit by reason of matters to which the breach relates then the Purchaser must immediately repay to the Vendor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit to the extent that such amount would represent a gain to the Purchaser in excess of the Loss suffered as a result of the breach of the Warranty.

(g)	(No multiple Claims) The Vendor is not liable to make any payment (whether by way of payment of damages or otherwise), for any breach of any Warranty to the extent that a Purchaser Group Member recovers, or is compensated for Liability arising out of that breach of Warranty, under the Loss Development Cover or pursuant to an agreement entered into pursuant to this Agreement. This clause does not prevent the Purchaser Group Member entitled to make a Claim under an agreement entered into pursuant to this Agreement from commencing that Claim. However, if for any reason more than one amount is paid in respect of the same Liability, the Purchaser must ensure that the additional amount is immediately repaid to the Vendor.

(h)	(General limitations) The Vendor is not liable to make any payment (whether by way of payment of damages or otherwise), for any breach of any Warranty to the extent that any Liability:

(i)	(contingent liability) is contingent, prospective, not ascertained or ascertainable, unless and until such liability becomes an actual liability and is due and payable;

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(ii)	(breach of Law or contract) could only have been avoided by the Vendor breaching its obligations at Law or under this Agreement or an agreement entered into pursuant to this Agreement;

(iii)	(change in law or interpretation) arises from:

(A)	any legislation not in force at the Completion Date including legislation which takes effect retrospectively;

(B)	a change in the judicial interpretation of the Law in any jurisdiction after the Completion Date; or

(C)	a change in the administrative practice of, or interpretation of the Law by, any Governmental Entity after the Completion Date including any change which takes effect retrospectively.

(iv)	(change in accounting policy) would not have arisen but for a change after Completion in any accounting policy or practice of the Company or the Company Subsidiary that applied before Completion unless the change is necessary to ensure that those accounting policies or practices comply with AGAAP as at the date of Completion in relation to a business of the type carried on by the Company or the Company Subsidiary;

(v)	(change of Business) arises out of the cessation or alteration of the Business after Completion;

(vi)	(remediable loss) is remediable, provided it is remedied to the satisfaction of the Purchaser, acting reasonably, within 30 Business Days after the Vendor receives written notice of the Claim in accordance with clause 16.9(a); or

(vii)	(failure to mitigate) arises as a consequence of the Purchaser Group failing to take reasonable steps to mitigate the relevant Loss, the cost of which steps will be indemnified by the Vendor.

16.10	Acknowledgments

The Purchaser acknowledges and agrees that:

(a)	except as expressly set out in this Agreement, neither the Vendor, the Vendor's Representatives nor any other person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Shares, the Consolidated Companies, the Disclosure Material or this Agreement;

(b)	without limiting paragraph (a), no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Vendor or any person acting on behalf of or associated with the Vendor or any other person;

(ii)	future matters, including future or forecast costs, prices, revenues or profits;

(iii)	the principles to be applied by Rating Agencies, the ACCC or APRA or their successor(s) or any other Governmental Entities with respect to the regulation or rating of the lenders mortgage insurance industry and, in particular, matters affecting capital requirements, revenue, prices and charges and service levels;

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(iv)	the regulation of the lenders mortgage insurance industry (including any act or omission by the ACCC, APRA or any other Governmental Entity) or the relationship of other industry regulation to the lenders mortgage insurance industry; or

(v)	the result of any reviews by the ACCC, APRA or any other Governmental Entity or any policies or procedures which they adopt.

(c)	without limiting paragraphs (a) or (b), and except for the statements made in this Agreement, no statement or representation:

(i)	has induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms;

(ii)	has been relied on in any way as being accurate by the Purchaser;

(iii)	has been warranted to the Purchaser as being true; or

(iv)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or agree to any or all of its terms; and

(d)	it has competently and diligently carried out reasonable investigations and has examined and acquainted itself concerning:

(i)	the contents of the Disclosure Material;

(ii)	all written information which has been fairly disclosed by the Vendor; and

(iii)	all amounts payable by the parties under this Agreement.

16.11	Dealing with Warranty breach after Completion and Third Party Claims

(a)	If the Purchaser becomes aware after Completion of any fact, circumstance or matter which constitutes or would (whether alone or with any other fact, circumstance or matter) constitute a breach of any Warranty, including (without limitation) a Claim against a member of the Purchaser Group which, if satisfied, would result in a breach of any Warranty, the Purchaser must do each of the following:

(i)	promptly give the Vendor details of the fact, circumstance or matter known to the Purchaser giving rise to the breach, the nature of the breach and the Purchaser’s calculation of the Loss suffered and any further related information of which the Purchaser becomes aware;

(ii)	not make, and ensure each Purchaser Group Member does not make, any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the approval of the Vendor (which will not be unreasonably withheld or delayed);

(iii)	give, and ensure that each Purchaser Group Member gives, the Vendor and its Advisers reasonable access to:

(A)	the personnel and premises of the Purchaser Group; and

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(B)	relevant chattels, accounts, documents and records within the possession, custody or power of the Purchaser Group,

to enable the Vendor and its Advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Vendor’s expense on a confidential basis; and

(iv)	subject to paragraph (b) and (c), at the Vendor's expense, take, and ensure each Purchaser Group Member takes, all action in good faith and with due diligence that the Vendor (acting reasonably, having regard to maintaining the good reputation of the Purchaser and in consultation with the Purchaser) directs to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or compromising the Claim and any adjudication of it.

(b)	If any Third-Party Claim is brought against any Purchaser Group Member in respect of which any Purchaser Group Member seeks or may seek to bring any Claim against the Vendor or any of its Related Bodies Corporate:

(i)	The Vendor at its expense will be entitled to participate in the defence against the Third-Party Claim with counsel selected by the Vendor and reasonably satisfactory to the Purchaser.

(ii)	If the Vendor elects to assume the defence of a Third-Party Claim, no Vendor Group Member will be liable to any Purchaser Group Member for legal expenses subsequently incurred by any Purchaser Group Member in connection with the defence of the Third-Party Claim, unless the Third-Party Claim involves potential conflicts of interest, in which case the Purchaser must promptly advise the Vendor of the cause of such conflicts of interest before any Purchaser Group Member incurs any such subsequent legal expenses.

(iii)	If the Vendor assumes the defence of a Third-Party Claim, the Purchaser Group Member(s) against which the Third-Party Claim was brought will have the right to participate in such defence and to employ counsel, at its or their own expense, separate from the counsel employed by the Vendor, it being understood that the Vendor will control such defence, acting reasonably, including having regard to maintaining the good reputation of the Purchaser, and in consultation with the Purchaser.

(iv)	If the Vendor chooses to defend any Third-Party Claim, all the parties to this Agreement agree to cooperate in the defence and such cooperation will include the retention and (upon the Vendor's request) the provision to the Vendor of records and information that are reasonably relevant to such Third-Party Claim on a confidential basis, and use reasonable efforts to make Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v)	Whether or not the Vendor shall have assumed the defence of a Third-Party Claim, in any such Claim, the Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Vendor's prior written consent, after reasonable consultation (which consent shall not be unreasonably withheld or delayed).

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(vi)	The Vendor may pay, settle or compromise a Third-Party Claim with the written consent of any Purchaser Group Member, so long as such settlement:

(A)	includes an unconditional release of the Purchaser Group Member from all liability in respect of such Third-Party Claim;

(B)	does not subject the Purchaser Group Member to any injunctive relief or other equitable remedy;

(C)	does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Purchaser Group Member; and

(D)	does not unreasonably interfere with the Business.

(c)	For the avoidance of any doubt, any Claim relating to any Tax or Duty will be governed solely by clause 16.18.

(d)	The Vendor must indemnify the Purchaser Group against its reasonable out-of-pocket expenses incurred in providing assistance to the Vendor under this clause 16.11. The Purchaser acts as agent for the benefit of this indemnity relating to the other Purchaser Group Members and is entitled to enforce this indemnity on their behalf.

16.12	Proceedings in respect of a Claim

Unless the Vendor otherwise agrees, any Claim by the Purchaser against the Vendor for any breach of any Warranty will be taken to be waived or withdrawn and will be barred and unenforceable (if such Claim has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of the Claim have been issued and served on the Vendor within 18 months of the service of the notice of such Claim on the Vendor and for this purpose legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served upon the Vendor.

16.13	Taxation offset

In calculating the Liability of the Vendor for any breach of any Warranty , account must be taken of the amount by which any Tax or Duty for which the Purchaser, the Company or the Company Subsidiary or any of them is reduced or extinguished as a result of the matter giving rise to such Liability.

16.14	Restructure or disposal of the Business

The Vendor is not liable to the Purchaser (or any person deriving title from the Purchaser) for any breach of Warranty:

(a)	if the Company, the Company Subsidiary or Permanent in respect of which the Claim arises has ceased to be a subsidiary of the Purchaser or its Related Bodies Corporate;

(b)	if a majority of the Business, or the operating assets of the Company, the Company Subsidiary or Permanent in respect of which the Claim arises, has or have ceased to be owned and controlled by the Purchaser or its Related Bodies Corporate; or

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(c)	to the extent that the breach would not have arisen but for any restructure of the Company Group after Completion.

16.15	Reduction of Purchase Price

Any monetary compensation received by the Purchaser Group as a result of any breach by the Vendor of any Warranty will be in reduction and refund of the Purchase Price.

16.16	Adjustment to the Note

(a)	If any Claim for a breach by the Vendor of any Warranty is agreed by the Vendor and the Purchaser or finally adjudicated by a competent court and not appealable and such Claim has not been paid in full by the Vendor by 1 April 2010, then on the following Business Day, the value of the Note (principal and interest) will be reduced by an amount equal to the amount unpaid in respect of the Claim and the Claim shall be taken to be paid in full and the Vendor released from any Liability to the Purchaser or the Note Issuer in respect of the Claim.

(b)	By 1 March 2010, the parties shall meet to discuss in good faith whether the time period under clause 16.9(a)(i)(B) for Claims in connection with Tax Warranties may be abridged. If agreement cannot be reached, the Purchaser may require that the Vendor provide a letter of credit or some other collateral to a value of up to US$10,000,000 in a form satisfactory to the Vendor and the Purchaser to secure payment of any Claim for breach of the Vendor's Warranty for the time period then remaining within which the Purchaser may be entitled to make a Claim in connection with a Tax Warranty under clause 16.9(a)(i)(B).

16.17	Remedies for breach of Warranty

The Purchaser acknowledges that its sole remedy for a breach of a Warranty is damages.

16.18	Control of taxation returns, etc

(a)	The Vendor must at its own cost and expense have the sole conduct and control of:

(i)	the preparation and filing of all Income Tax returns of the Company and the Company Subsidiary for Income Years ending on or before the Effective Date (pre-Effective Date returns);

(ii)	the preparation and filing of all Income Tax returns of the Company and the Company Subsidiary for Income Years commencing before but ending on or after the Effective Date (straddle returns), to the extent such straddle returns relate to income, profits or gains derived, or transactions occurring, before the Effective Date;

(iii)	the preparation and filing of all other Tax or Duty returns of the Company and the Company Subsidiary to the extent they relate to any act, matter or transaction occurring before the Effective Date (other relevant returns).

(b)

The Purchaser must procure that the Company Group, to the extent as the Vendor may reasonably require in each case, furnishes all information, executes all documents, gives or makes all notices, consents, claims, elections, selections and declarations, makes available

Share Sale Agreement

(and permits the Vendor to take copies of at the Vendor's expense) all books and records of the Company Group, gives reasonable access to all relevant employees and officers of the Company Group, and otherwise provides all such assistance as the Vendor may reasonably require in relation to the preparation and filing of pre-Effective Date returns, straddle returns and other relevant returns, in each case on a confidential basis.

(c)	The Purchaser must procure that the Company Group does not, without the prior consent of the Vendor (such consent not to be unreasonably withheld or delayed):

(i)	file any pre-Effective Date return, straddle return or other relevant return with any Taxation Authority;

(ii)	amend, or request or permit the amendment of, or make or lodge any objection or appeal in relation to, any pre-Effective Date return, straddle return or other relevant return;

(iii)	apply to any Taxation Authority for any binding or non-binding opinion, ruling or other determination in relation to any act, matter or transaction covered by a pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date; or

(iv)	furnish to any Taxation Authority any information (in writing or otherwise) in relation to any pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date unless required by Law.

(d)	If any Taxation Authority undertakes an Audit of the Company Group, or issues an Assessment to the Company Group, which relates to any pre-Effective Date return, straddle return or other relevant return, or to any act, matter or transaction occurring before the Effective Date (Warranty Items):

(i)	the Purchaser must as soon as reasonably practicable give the Vendor written notice of the Audit or Assessment (together with copies of all documents received from the Taxation Authority) and provide full written details (to the extent to which the Purchaser has such details) of the Audit or Assessment to the extent it relates to Warranty Items;

(ii)	the Vendor at its own cost and expense shall have the sole conduct and control of all action taken by the Company Group in respect of the Audit or Assessment to the extent it relates to Warranty Items. The Vendor will act reasonably, having regard to the good reputation of the Purchaser and in consultation with the Purchaser;

(iii)	the Purchaser must procure that the Company Group furnishes all assistance the Vendor may reasonably require in relation to action taken in respect of the Audit or Assessment to the extent it relates to Warranty Items; and

(iv)

the Purchaser must procure that the Vendor is authorised to take such action on behalf of and in the name of the Company and the Company Subsidiary as the Vendor may reasonably require, having regard to the good reputation of the Purchaser and in consultation with the Purchaser in respect of the Audit or

Share Sale Agreement

Assessment to the extent it relates to Warranty Items, including without limitation responding (in writing or otherwise) to any audit enquiry from any Taxation Authority, attending and conducting interviews, meetings, discussions and negotiations with any Taxation Authority, negotiating and concluding compromises, agreements and settlements with any Taxation Authority, lodging requests for rulings, opinions or determinations with any Taxation Authority and lodging or instituting objections, applications, appeals and other litigation with any Taxation Authority, tribunal or court.

(e)	The Purchaser must procure that the Company and the Company Subsidiary use to the full extent possible any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind in respect of Tax or Duty for which there is a reasonably arguable position to reduce, limit, defer or otherwise mitigate a Liability to Tax or Duty which otherwise would or may give rise to a breach of a Tax Warranty. In this clause in relation to Income Tax, relief includes, without limitation, relief available from use of their current or prior year losses.

(f)	The Vendor must indemnify the Purchaser Group against its reasonable out-of-pocket expenses incurred in providing assistance to the Vendor under this clause 16.18. The Purchaser acts as agent for the benefit of this indemnity relating to the other Purchaser Group Members and is entitled to enforce the indemnity on their behalf.

(g)	Nothing in this clause 16.18 will be taken to limit the Purchaser’s or the Vendor's obligations under other provisions of this Agreement.

16.19	Tax relief

The Purchaser must pay to the Vendor an amount equal to any credit, refund, rebate, reimbursement or other form of relief allowed by or received from a Taxation Authority in respect of:

(a)	any Tax or Duty paid by the Company or the Company Subsidiary before the Effective Date or provided for in the Unaudited Financial Statements except to the extent that the credit, refund, rebate, reimbursement or other form of relief is already provided for (to the extent such provision exists); or

(b)	any Tax or Duty paid by the Company or the Company Subsidiary after Completion to the extent the Purchaser has received an amount under a Tax Warranty for such Tax or Duty, in which case, account must be taken of the amount by which the Purchaser was subject to Tax or Duty in respect of the amount received under a Tax Warranty.

Any amount paid by the Purchaser to the Vendor under this clause 16.19 will be in addition to and an increase in the Purchase Price.

16.20	No Liability where breach

Without limiting the operation of any other provision of this Agreement, the Vendor’s Liability in respect of any breach of any Warranty will be reduced or extinguished to the extent the Vendor’s position is prejudiced or compromised by any breach by the Purchaser of any provision of this Agreement.

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16.21	Independent limitations

Each qualification and limitation in this clause 16 is to be construed independently of the others and is not limited by any other qualification or limitation.

16.22	Data room CD-ROM

(a)	The Data Room has been electronically frozen with effect from 7pm (AEST) 13 August 2008. The Vendor warrants and undertakes that no documents or other information have been or will be added to the Data Room after that time and agrees that no such documents or other information will be treated as fairly disclosed for the purposes of this Agreement unless the relevant documents or information have been expressly agreed in writing between the Purchaser and the Vendor as being Data Room Documentation, as contemplated by paragraph (b) of the definition of Data Room Documentation.

(b)	Within 5 Business Days after the execution of this Agreement, the Vendor shall deliver to the Purchaser a CD ROM which the Vendor believes in good faith contains all the information made available to the Purchaser in the Data Room.

(c)	Within 15 Business Days after receipt of the CD ROM, the Purchaser shall confirm in writing to the Vendor whether it believes the CD-ROM contains all the information made available to the Purchaser in the Data Room or, if not, what documents should be included or excluded from the CD ROM so that it will contain all the information made available to the Purchaser in the Data Room. If no notice is received by the Vendor within this time period, the CD ROM is taken to be confirmed in writing by the Purchaser and the Vendor to contain all the information made available to the Purchaser in the Data Room.

(d)	The parties shall work together in good faith to ensure that the CD ROM contains all the information made available to the Purchaser in the Data Room.

(e)	Once the CD-ROM is confirmed in writing by the Vendor and the Purchaser to contain all the information made available to the Purchaser in the Data Room, the CD ROM shall be taken to be the Data Room CD ROM for the purposes of this Agreement and a copy of it shall be kept by each of the Purchaser and the Vendor.

(f)	Following 7pm (AEST) 13 August 2008, no documents can be included or removed from the Data Room without the written consent of all the parties. The Data Room must be kept open and accessible to the Vendor and Purchaser until the earlier of the Data Room CD ROM being confirmed in accordance with this clause and 36 months after the date of this Agreement.

17.	Vendor Marks

(a)	As promptly as practicable and without unreasonable expense but in no event later than thirteen months after the Completion Date, the Purchaser shall, subject to the rest of this clause 17, completely and permanently cease and shall cause the Company and the Company Subsidiary to cease any and all use of any Vendor Marks.

(b)	Purchaser acknowledges that, as between the parties, all Vendor Marks are owned by and shall remain owned by the Vendor, and the Purchaser, the Company or the Company Subsidiary shall not obtain any right, title or interest in, or to, any Vendor Marks other than as specifically granted in this clause 17.

Share Sale Agreement

(c)	The Purchaser agrees not to, and must cause the Company and the Company Subsidiary not to, directly or indirectly, attack, contest, question or in any manner impugn the value, validity and/or enforceability of the Vendor Marks or the Vendor’s or its Related Bodies Corporate’s rights in and with respect to the Vendor Marks, including without limitation, in any action in which enforcement of a provision of this Agreement is sought.

(d)	The Purchaser agrees not to, and must cause the Company and the Company Subsidiary not to, willingly become a party adverse to the Vendor or any of its Related Bodies Corporate in any Legal Proceeding in which a third party contests the value, validity and/or enforceability of the Vendor Marks or the Vendor's or a Related Body Corporate’s rights therein.

(e)	Neither the Purchaser nor the Company or the Company Subsidiary shall at any time adopt, use, reserve, register or attempt to register (or allow others to do the same) any Trademark confusingly similar to any Vendor Mark.

(f)	The Purchaser acknowledges and agrees that neither it nor the Company, the Company Subsidiary or any of its or their Related Bodies Corporate shall acquire any goodwill, rights or benefits arising from its or their use of Vendor Marks in accordance with clause 17 and that all such goodwill, rights and benefits shall accrue exclusively to the Vendor.

(g)	Following the Completion, the Purchaser must not, and must not permit the Company or Company Subsidiary to, do business as, or in any way represent or imply that it or the Company or the Company Subsidiary is, or otherwise hold itself or the Company or Company Subsidiary out as being or affiliated with the Vendor or any Related Bodies Corporate thereof.

(h)	As soon as practicable after the Completion Date and in any event not later than 180 days thereafter, the Vendor will make all filings with any office, agency or body necessary to effect the termination of any use of any Vendor Marks from the businesses of the Company and the Company Subsidiary.

(i)	The Vendor acknowledges for the purposes of a claim under a policy together with other dealings with Governmental Entities, insureds and suppliers, the Purchaser, the Company and the Company Subsidiary may refer to the Vendor Marks in the context of their prior involvement in the Business pre Completion.

18.	Personal Liability

Each party agrees that:

(a)	no Officer or any member of its corporate group will bear any Liability to the other party or any of its Related Bodies Corporate in respect of this Agreement or the proposed transaction set out in this Agreement, other than for an act of fraud by that person; and

(b)	no existing or former Officer of any member of its corporate group, and no Adviser of any member of the group advising in its capacity as such in relation to the proposed transaction

Share Sale Agreement

set out in this Agreement, will be liable to the other party or any of its Related Bodies Corporate (including after Completion any member of the Company Group) in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud by that person; and

(c)	for the avoidance of doubt, clause 18 includes the Company Group; and

(d)	the persons referred to in paragraphs (a), (b) and (c) are entitled to the benefit of this clause 18 and the Purchaser or the Vendor (as the case may be) holds such benefit as agent for those persons and is entitled to enforce this clause 18 on behalf of those persons.

19.	Note Issuer and Purchaser Warranties

The Note Issuer and the Purchaser each represents and warrants to the Vendor that, as at the date of this Agreement and the Completion Date, each of the statements made in Schedule 7 is correct.

20.	GST

20.1	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.

20.2	Liability net of GST

Any reference to the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability. A party will be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration must be provided.

20.3	Timing of the payment of the GST Amount

The GST Amount is payable on the earlier of:

(a)	the first date on which all or any part of the Consideration for the Taxable Supply is provided; and

(b)	the date five Business Days after the date on which an Invoice is issued in relation to the Taxable Supply.

20.4	Revenue exclusive of GST

Any reference in this Agreement to price, value, sales, revenue or a similar amount (Revenue), is a reference to that Revenue exclusive of GST.

Share Sale Agreement

20.5	Cost exclusive of GST

Any reference in this Agreement (other than in the calculation of Consideration) to cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

20.6	GST obligations to survive termination

This clause will continue to apply after expiration or termination of this Agreement.

21.	Costs and Duty

(a)	Except as otherwise specifically provided in this Agreement, each party must bear its own expenses, costs and fees arising out of or in connection with the negotiation, preparation and execution of this Agreement (including any fees paid or payable to its Advisers).

(b)	The Purchaser must pay all duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement, any transaction evidenced by this Agreement and any instrument or transaction entered into under this Agreement unless due to delay or other default of the Vendor or its Related Bodies Corporate.

22.	Communications

22.1	Public and other announcements

(a)	The initial public announcements of the transaction contemplated under this Agreement will be agreed between the parties in writing.

(b)	Subject to paragraph (c), each party must consult with the other party prior to making any other public announcement in connection with the proposed transaction set out in this Agreement.

(c)	Where a party is required by applicable law, the ASX Listing Rules or any other applicable stock exchange regulation or listing standards to make any public announcement or make any public disclosure relating to matters the subject of this Agreement, it may do so only after it has given the other party as much notice as is reasonably practicable in the context of any deadlines imposed by Law or a Governmental Entity or such stock exchange and has consulted with the other party as to the content of that announcement or disclosure.

(d)	Except to the extent prohibited by applicable Law, the Purchaser and the Vendor must consent to any written material communication to employees of the Company or Company Subsidiary in connection with the proposed transaction set out in this Agreement. The Purchaser and the Vendor must not unreasonably withhold or delay any consent required under this clause.

22.2	Agreement on Communications

Subject to the following conditions, each party agrees that the other may discuss the transaction contemplated under this Agreement with applicable Rating Agencies and Governmental Entities.

Share Sale Agreement

Except in relation to Communications regulated by clause 22.1 and to the extent permitted by applicable Law:

(a)	Each party will discuss in advance the timing of meetings with such entities, as well as with relevant financiers, and the information or documents to be provided to such entities.

(b)	Each party will provide the other with the opportunity to be present at meetings with applicable Rating Agencies and Governmental Entities (or other material Communications with such entities) in relation to the transaction contemplated under this Agreement, but notwithstanding the provisions of this clause 22.2(b), each party acknowledges that the other party will, as reasonably required, meet with such entities without the other party present to the extent that the issues involved only affect that party.

(c)	Either party will take reasonable steps to ensure the confidentiality of information provided to any such entities.

23.	Confidentiality

(a)	Other than clause 22.1, nothing in this Agreement affects the terms of the Confidentiality Agreement except that in the event of inconsistency this Agreement takes precedence to the extent of the inconsistency.

(b)	Prior to Completion, the Vendor must protect the Confidential Information and must ensure that its Related Bodies Corporate, its Officers and Advisers and the Officers and Advisers of its Related Bodies Corporate do not use or disclose the Confidential Information, except for the benefit of the Consolidated Companies in the ordinary course of business consistent with past practice or as necessary for the Vendor to perform its obligations or to enforce its rights under this Agreement or as permitted under this Agreement or as required by law. The Purchaser acknowledges that the Vendor has entered into confidentiality agreements with other potential bidders of the Shares and if the Vendor enforces those agreements to prevent the use or disclosure of Confidential Information by the other potential bidders, the disclosure by the Vendor of the Confidential Information to those potential bidders will not constitute a breach of this clause.

(c)	After Completion, the Vendor must protect the Confidential Information and must ensure that its Related Bodies Corporate, its Officers and Advisers and the Officers and Advisers of its Related Bodies Corporate do not use or disclose the Confidential Information without the prior written consent of the Purchaser, except as necessary to perform the Vendor’s obligations or enforce its rights under this Agreement or as required by law.

(d)	In this clause, “Confidential Information” means the information of each and all of the Consolidated Companies, including all knowledge of secret processes, technical know how, techniques, discoveries, ideas, research, practices, systems, models, trade secrets, special purpose computer programs, information in the Records and other data subsisting in or relating to the Business other than information that is already in the public domain or to enforce the extent it enters the public domain otherwise than through a breach of confidentiality.”

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24.	Termination

24.1	Termination

This Agreement may be terminated at any time prior to the Completion Date as follows:

(a)	by mutual written consent of the Vendor and the Purchaser;

(b)	by the Vendor or the Purchaser, by written notice to the other party, if the Completion has not occurred by the End Date, unless such date is extended by the mutual written consent of the Vendor and the Purchaser; provided, that no party may terminate this Agreement pursuant to this clause 24.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of Completion to occur by the End Date;

(c)	by either the Vendor or the Purchaser, by written notice to the other party, if:

(i)	a Governmental Order has been issued by a Governmental Entity permanently restraining, or otherwise prohibiting, Completion, and such Governmental Order shall have become final and non-appealable; or

(ii)	any Law has been enacted by any Governmental Entity which prohibits the consummation of Completion; or

(d)	in accordance with clause 8.7.

24.2	Effect of Termination

(a)	In the event of the termination of this Agreement pursuant to the provisions of clause 24.1, this Agreement shall become void and have no effect, without any Liability to any person, in connection with this Agreement or the transactions contemplated by it, including any party hereto, or any of its Officers agents, legal and financial advisors, representatives, stockholders or Related Bodies Corporate; provided, however, that the agreements contained in the Confidentiality Agreement, clause 3.5, clause 21, clause 23, and this clause 24.1 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party to this Agreement of any Liability or damages resulting from any wilful or intentional breach of this Agreement prior to the time of such termination.

(b)	In the event of the termination of this Agreement pursuant to the provisions of clause 24.1,

(i)	the Purchaser shall return to the Vendor all documents and other materials received from the Vendor, the Company, the Company Subsidiary, their Related Bodies Corporate or their agents (including all copies of or materials except board papers or minutes of the Purchaser Group developed from any such documents or other materials) relating to the proposed transaction set out in this Agreement, whether obtained before or after the execution of this Agreement; and

(ii)	all confidential information received by the Purchaser with respect to the Company and its Related Bodies Corporate shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

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25.	Claims in relation to Permanent

Any Claim for a breach of Warranty arising from a fact, matter or circumstance or undertaking by the Vendor in relation to Permanent (other than the Vendor’s Warranties in items 102 to 106 of Schedule 8) is limited to 50.08% of the Loss in relation to such breach.

26.	Merger

The rights and obligations of the parties, including under clause 8, will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

27.	Further Actions

Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be required pursuant to this Agreement (including without limitation the actions pursuant to clause 6) or as requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the proposed transaction set out in this Agreement.

28.	Entire Agreement

This Agreement (including the Schedules referenced in this Agreement or delivered under it), the Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter and set out the only conduct relied on by the parties and supersede all earlier conduct and prior agreements and understandings, both written and oral, between the parties in connection with the subject matter.

29.	No representation or reliance

(a)	Each party acknowledges that neither party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement, including clause 16 and the Warranties.

(b)	Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Agreement.

30.	Assignment

(a)	Subject to paragraph (b), neither party may assign, sub-contract, charge, encumber or otherwise deal with any rights and obligations under this Agreement, or attempt or purport to do so, without the prior written consent of any other party.

Share Sale Agreement

(b)	Any attempt by a party to assign or otherwise deal with its rights under this Agreement without the consent of any other party shall be void and of no effect, except that the Purchaser may assign its rights under this Agreement to any Subsidiary of the Note Issuer, provided that no such assignment shall relieve the Purchaser of its obligations under this Agreement .

(c)	Other than as provided for in this Agreement, this Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties to it. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and the successors and assigns permitted by this clause any right, remedy or claim under or by reason of this Agreement except as expressly stated herein.

31.	Amendment and Waiver

(a)	No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

(b)	Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege under it, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement. The rights and remedies provided in this Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(c)	No failure to exercise nor any delay in exercising any right, power or remedy under this Agreement operates as a waiver.

32.	Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

33.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

Share Sale Agreement

(b)	must be addressed to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i)	to the Vendor:	PMI Mortgage Insurance Co. 3003 Oak Road Walnut Creek, CA 94597 United States of America Attention: General Counsel Fax No: +1-925-658-6175

(ii)	to either the Note Issuer or the Purchaser:	QBE Insurance Group Limited Level 2, 82 Pitt Street Sydney NSW 2000 Australia Attention: Company Secretary Fax No: +61 2 9231 6104

(c)	subject to paragraph (d), is deemed to be received:

(i)	if personally delivered, when delivered to the addressee;

(ii)	if sent by certified or registered mail, on the earlier of the date of receipt and the seventh business day after the mailing thereof;

(iii)	if sent by air mail or delivery, on the day delivered; or

(iv)	if sent by fax, on the day on which such fax was sent, provided that a copy is also sent by certified or registered mail;

(d)	if either delivery or sending occurs on a day which is not a business day in the place to which the Notice is sent or is later than 4pm at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

34.	Governing Law and Jurisdiction

(a)	This Agreement is governed by the laws of the State of New South Wales.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the non-exclusive jurisdiction of the courts of New South Wales in connection with any suit, action or proceeding arising out of or relating to this Agreement;

(ii)	waives, to the fullest extent it may legally and effectively do so, any defence or objection based on absence of jurisdiction or inconvenient forum; and

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(iii)	consents to service of process in the manner provided for Notices in clause 33, provided that nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(c)	The Vendor appoints Allens Arthur Robinson or their successor in Australia as its agent for service.

35.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Share Sale Agreement

Schedule 1

Company

PMI Mortgage Insurance Australia (Holdings) Pty Limited

No of shares on issue	Class of shares	Fully paid?	Shares held by (immediately prior to Completion)
285,486,406	Ordinary	Yes	PMI Mortgage Insurance Co.

Share Sale Agreement

Schedule 2

Company Subsidiary

PMI Mortgage Insurance Ltd

No of shares on issue	Class of shares	Fully paid?	Shares held by (immediately prior to Completion)
327,799,486	Ordinary	Yes	PMI Mortgage Insurance Australia (Holdings) Pty Limited

Share Sale Agreement

Schedule 3

Permanent

Permanent LMI Pty. Limited

No of shares on issue	Class of shares	Fully paid?	Shares held by (immediately prior to Completion)
1,752,800	A	Yes	PMI Mortgage Insurance Ltd

1,747,200	B	Yes	Heritage Building Society Limited

Share Sale Agreement

Schedule 4

Form of Note Deed

1.	Definitions and Interpretation

1.1 Definitions
1.2 Interpretation

2.	Creation of Note

3.	Term

4.	Purpose

5.	Interest

5.1 Calculation of Interest
5.2 Overdue Payments

6.	Payment Obligations

6.1 Repayment at end of Term
6.2 Voluntary prepayment
6.3 Method of payment

7.	Adjustments to Principal and Interest

8.	Taxation

8.1 Payments made free and clear
8.2 Additional payments

9.	Representations and Warranties

10.	Notices

11.	Conditions

12.	Events of Default

13.	Entire Deed

14.	Amendment

15.	Assignment

16.	Set-off

17.	Further actions

18.	Counterparts

19.	Confidentiality

20.	Governing Law

Share Sale Agreement

Date

Parties

4.	QBE Insurance Group Limited of Level 2, 82 Pitt Street, Sydney, NSW, 2000, Australia (the Note Issuer).

5.	PMI Mortgage Insurance Co. of 3003 Oak Road, Walnut Creek, CA 94597, United States (the Noteholder).

Recitals

F	The Note Issuer, QBE Holdings (AAP) Pty Limited (the Purchaser) and the Noteholder are parties to a Share Sale Agreement dated [*] 2008, pursuant to which the Purchaser has agreed to purchase all of the shares in PMI Mortgage Insurance Australia (Holdings) Pty Limited ABN 98 087 483 958 (the Share Sale Agreement).

G	Pursuant to the Share Sale Agreement, the Note Issuer agrees to issue the Note (as defined below) to the Noteholder in relation to that part of the purchase price payable by the Purchaser under the Share Sale Agreement, on the following terms and conditions.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise:

Business Day means any day other than Saturday, Sunday or any other day on which banks in the city of New York, USA or Sydney, Australia are required to close.

Governmental Entity means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, agency, instrumentality, board or tribunal, whether federal, state, territorial or local and whether Australian or foreign. It includes the Australian Securities and Investments Commission, the Australian Competition and Consumer Commission, the Australian Prudential Regulation Authority and the Australian Securities Exchange (and any other securities exchange).

Insolvency Event in relation to a party, means any of the following:

(a)	a petition is presented, or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with a view to the appointment of an administrator

Share Sale Agreement

(whether out of court or otherwise) against or for the winding up of the other party or an administration order or a winding up order is made against or a provisional liquidator appointed with respect to the other party;

(b)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of the other party, or distress or any form of execution is levied or enforced upon or sued out against any of those assets and is not discharged within seven days of being levied, enforced or sued out;

(c)	the other party is unable to pay its debts as they fall due or the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, or it suspends or threatens to suspend making payments with respect to all or any class of its debts;

(d)	the other party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors;

(e)	anything analogous to any of the events described in paragraphs (a) – (d), inclusive, occurs under the laws of any applicable jurisdiction including insurance laws; or

(f)	the other party ceases to carry on the whole or any material part of its business and that cessation, in the reasonable opinion of the first party, would be reasonably likely to affect adversely the other party’s ability to observe and perform properly and punctually any of its obligations under this Deed.

Interest Period means:

(a)	in relation to each such period other than the last, the 6 month period commencing on the date of this Deed and each 6 month period thereafter;

(b)	in relation to the last such period, the period commencing on the first day of such period and ending on the Repayment Date.

Interest Rate means 3.7875%, being 3 month US LIBOR plus 1% per annum as at 1 July 2008.

Issue Date means the date of this Deed.

Note means the debt obligation of the Note Issuer representing the right of the Noteholder to receive the Principal under the terms and conditions of, and as evidenced by, this Deed.

Principal means the amount specified in clause 37, as adjusted in accordance with clauses 40.1 and 42.

Repayment Date means:

(a)	the date elected by the Note Issuer for repayment of the Principal under clause 41.2; and

(b)	the date on which the Principal must be repaid under clause 47; and

(c)	the expiry of the Term.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, GST or withholding which is levied or imposed by the Commonwealth of Australia or any political subdivision or taxing authority in it, and any related interest, penalty, charge, fee or other amount.

Term has the meaning given to that term in clause 3.

Share Sale Agreement

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)	A reference to a clause or schedule is a reference to a clause of, or a schedule to, this Deed.

(f)	A reference to an agreement or document (including a reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

(g)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to dollars or $ or US$ is to United States currency.

(j)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(k)	Mentioning anything after includes, including, for example, or similar expression does not limit what else might be included.

2.	Creation of Note

By this Deed, the Note Issuer creates the Note on the date of this Deed in favour of the Noteholder with an initial principal amount outstanding on the date of this Deed of US$[*]. The principal outstanding and interest payable under the Note may be adjusted in accordance with the terms and conditions of this Deed and the Share Sale Agreement.

3.	Term

The Note will continue on the following terms during the period until its redemption in full on 30 September 2011 (the Term), subject to the terms and conditions of this Deed.

4.	Purpose

The purpose of the Note is to satisfy the relevant part of the purchase price payable by the Purchaser under the Share Sale Agreement.

Share Sale Agreement

5.	Interest

5.1	Calculation of Interest

(a)	The Note Issuer shall pay interest on the Principal at the Interest Rate calculated in accordance with clause 5.1(b).

(b)	Interest shall be calculated on the daily Principal balance outstanding on the basis of the actual number of days elapsed in each Interest Period and a year of 360 days (including the first day of the Interest Period but excluding the last).

(c)	Interest which accrues at the end of each Interest Period will be capitalised, except in relation to the last Interest Period where that Interest Period is less than six months. The Principal will increase accordingly.

5.2	Overdue Payments

Interest on overdue amounts shall accrue from the due date up to but excluding the date of actual payment, before and (as a separate and independent obligation) after judgment at the Interest Rate above plus 1% per annum unless otherwise agreed between the parties. The basis of calculation of interest as set out in clause 5.1 will also apply to any calculation under this clause.

6.	Payment Obligations

6.1	Repayment at end of Term

Subject to clause 41.2 and clause 47, the Note Issuer must repay the Principal (including Interest accrued) on the Repayment Date.

6.2	Voluntary prepayment

The Note Issuer may only prepay all or some of the Principal with prior written notice to the Noteholder.

6.3	Method of payment

The Note Issuer must make all payments to the account specified in writing by the Noteholder. Payments must be in cleared funds and free of any set-off or deduction, except for taxes where required by law or adjustment to Principal and Interest in accordance with clause 7 of this Deed.

7.	Adjustments to Principal and Interest

The parties agree that:

(a)	to the extent there are losses which exceed the Performance Metric as defined in the Share Sale Agreement, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in Schedule 6 of the Share Sale Agreement; and

(b)	to the extent the Noteholder either agrees or is required to satisfy any claims for any breach of Warranties under the Share Sale Agreement, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in clauses 16.1(b) and 16.16 of the Share Sale Agreement.

Share Sale Agreement

8.	Taxation

8.1	Payments made free and clear

Payments in respect of the Note are subject in all cases to applicable provisions of fiscal and other laws and regulations. All payments under the Note must be made free and clear of, and without deduction for, or by reference to, any present or future taxes of any Governmental Entity of any jurisdiction or any political subdivision or taxing authority in it unless required by law.

8.2	Additional payments

If the Note Issuer is obliged to make a deduction in respect of Tax from any payment (including the capitalisation of interest under clause 40.1(c)):

(a)	it shall promptly pay the amount deducted to the appropriate Governmental Entity; and

(b)	within 30 days of the end of the month in which the deduction is made, it shall deliver to the Noteholder, for collection, official receipts or other evidence of payment of that amount.

9.	Representations and Warranties

Each party makes the following representations and warranties to the other party as at the date of this Deed as follows:

(a)	(Incorporation) It is duly incorporated and validly existing under the laws of its place of incorporation, with full power and authority to own its properties and to conduct its business as currently conducted.

(b)	(Power of authority) It has the power and authority to execute and exchange this Deed and perform and observe all its terms. This Deed has been duly executed by it and is a legal, valid and binding Deed of it enforceable against it.

(c)	(Solvency) No step has been taken in relation to it to wind it up, appoint a controller or administrator, seize or take possession of any of its assets or make an arrangement, compromise or composition with any of its creditors. It is able to pay all its debts as and when they become due and payable.

10.	Notices

Unless otherwise agreed between the parties, any notice, demand, consent or other communication (a Notice) given or made under this Deed:

(a)	must be in writing and signed by a person duly authorised by the sender;

Share Sale Agreement

(b)	must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i) to Noteholder:	3003 Oak Road Walnut Creek, CA 94597 United States

Attention: General Counsel

Fax No: +1-925-658-6175

(ii) to the Note Issuer:	Level 2, 82 Pitt Street Sydney NSW 2000 Australia

Attention: Company Secretary

Fax No: +61 2 9231 6104

(c)	will be taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by post two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

(iii)	in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

11.	Conditions

The Note is being issued on the condition that the liability of the Note Issuer under this Deed ranks and will rank at least equally and ratably (pari passu) in point and security with all its other respective unsecured and unsubordinated liabilities (both actual and contingent) other than liabilities mandatorily preferred by law.

12.	Events of Default

The Note may be cancelled at any time by the Noteholder if:

(a)	the Note Issuer fails to pay any amount when due under this Deed and that amount remains unpaid for a period of five Business Days from the date of notice of that non-payment by the Noteholder to the Note Issuer;

Share Sale Agreement

(b)	the Note Issuer fails duly to perform any of its other obligations under this Deed within 20 Business Days of the Noteholder notifying the Note Issuer of such failure or is otherwise in breach of any representation or warranty which it has given under this Deed;

(c)	the Note Issuer ceases to be a member or comprise members of the QBE Group; or

(d)	an Insolvency Event occurs in respect of the Note Issuer,

whereupon, all monies owing under this Deed shall be deemed to be due and payable and the Note Issuer shall immediately repay all monies owing to the Noteholder under the Note.

13.	Entire Agreement

This Deed and the Share Sale Agreement contain the entire agreement of the parties with respect to the Note. They set out the only conduct relied on by the parties and supersede all earlier conduct by the parties with respect to the Note.

14.	Amendment

This Deed may be amended only by another Deed executed by all parties.

15.	Assignment

(a)	The Note Issuer may only assign or transfer any of its rights or obligations under this Deed with the prior written consent of the Noteholder.

(b)	The Noteholder may transfer, assign, novate, sub-participate or otherwise deal with all or any of its rights or obligations under this Deed for any reason at any time.

16.	Set-off

(a)	If the Note Issuer is in default of its obligations under this Deed, the Note Issuer authorises the Noteholder to apply any amounts payable by the Noteholder to the Note Issuer in or towards satisfaction of the amount (including Principal) payable by the Note Issuer to the Noteholder.

(b)	If the circumstances contemplated by clauses 7(a) and 7(b) of this Deed both occur, at the Note Issuer’s option, it may choose to apply the adjustment under clause 7 in full or in part, first under clause 7(a) and secondly under clause 7(b).

17.	Further actions

Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be required pursuant to this Deed or as requested by the other party in order to carry out the provisions of this Deed.

Share Sale Agreement

18.	Counterparts

This Deed may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one Deed.

19.	Confidentiality

(a)	Subject to paragraph (b) below, each party must keep the terms of this Deed confidential.

(b)	A party may make any disclosures in relation to this Deed as it thinks necessary to:

(i)	its professional advisers, insurers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(ii)	comply with any applicable law or requirement of any Governmental Entity; or

(iii)	any of its directors or employees to whom it is necessary to disclose the information if that person undertakes to keep the information confidential.

20.	Governing Law

This Deed is governed by the laws of New South Wales, Australia. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there.

Share Sale Agreement

Executed and delivered as a Deed in [*]

NOTE ISSUER

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by QBE Insurance Group Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

NOTEHOLDER

Executed as a deed by PMI Mortgage Insurance Co.:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Share Sale Agreement

Schedule 5

Form of Software Licence Agreement

1.	Definitions and Interpretation
1.1 Definitions
1.2 Interpretation

2.	Grant of Licence
2.1 Grant
2.2 Conditions
2.3 Terms governing copies
2.4 Related Bodies Corporate and existing third party obligations

3.	Term of the Licence

4.	Delivery

5.	Assistance and Support
5.1 No maintenance
5.2 Support Services
5.3 Initial Support
5.4 Support costs

6.	Liability
6.1 Representation as to third party rights
6.2 No warranty as to suitability
6.3 Exclusion of terms and warranties
6.4 Statutory warranties
6.5 Indemnity

7.	Acknowledgements and Warranties
7.1 Licensee’s acknowledgements
7.2 Licensee’s warranties
7.3 Licensor’s warranties
7.4 Licensor’s Acknowledgements

8.	Intellectual Property Infringements
8.1 Notification of infringements
8.2 Proceedings to enforce intellectual property rights

9.	Confidential Information
9.1 Acknowledgement
9.2 Obligation of non-disclosure
9.3 Security

Share Sale Agreement

9.4 Survival and conflict

10.	Termination
10.1 Termination by the Licensor
10.2 Additional termination actions
10.3 Termination by the Licensee
10.4 Copies of Software and Documentation

11.	Subcontracting

12.	GST
12.1 GST to be added to amounts payable
12.2 Liability net of GST
12.3 GST obligations to survive termination
12.4 Definitions

13.	Specific Performance and Injunctive Relief

14.	Further Assurance

15.	Governing Law

16.	No Waiver

17.	Notices

18.	Stamp Duty and Costs

19.	Assignment

20.	Severance

21.	No Merger

22.	Entire Agreement

23.	Amendment

24.	Counterparts

25.	Dispute Resolution

Share Sale Agreement

Date	2008

Parties

1.	PMI Mortgage Insurance Co., incorporated in the United States of America of 3003 Oak Road, Walnut Creek, California 94597, United States of America (the Licensor); and

2.	PMI Mortgage Insurance Ltd ABN 70 000 511 071, registered in the New South Wales of Level 2, 82 Pitt Street, Sydney New South Wales 2000, Australia (the Licensee).

Recitals

H	The Licensor is the owner or licensed distributor of the Software.

I	The Licensee has requested the Licensor to license the Licensee to use the Software.

J	The Licensor agrees to grant and the Licensee agrees to accept a licence to use the Software on the terms and conditions set out in this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Affiliates means PMI Mortgage Insurance Australia (Holdings) Pty Limited ABN 98 087 483 958 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia and Permanent LMI Pty Limited (ABN 79 076 974 000) of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia.

Commencement Date means the Completion Date (as that term is defined in the Share Sale Agreement).

Confidential Information in relation to the Licensee means all information in connection with the business of the Licensee or the Affiliates, including all information:

(a)	conveyed by either the Licensee or the Affiliates to the Licensor as part of receiving the Support Services;

(b)	in relation to the customers of the Licensee or the Affiliates; and

(c)	personnel, policies or strategies of the Licensee or the Affiliates.

Confidential Information in relation to the Licensor means all information contained or embodied in the Software and Documentation and all information conveyed by the Licensor to the Licensee under the Support Services or otherwise, including information about:

(d)	design, specification and content of the Software; and

Share Sale Agreement

(e)	personnel, policies or strategies of the Licensor.

Documentation means all available reference manuals, user instructions, technical literature and all other related materials supplied to the Licensee in any format by the Licensor for aiding the installation, use and application of the Software, including updates to the Documentation up to and including the Commencement Date.

Information Memorandum means the Confidential Information Memorandum in relation to, amongst other things, the Licensor, dated 9 May 2008 (including any supplement to it, or replacement of it).

Licence means the licence granted to the Licensee by the Licensor under clause 2.

Model Code means all available code and explanatory documents relating to the methodology used to develop the model forming the basis of the Software.

Related Bodies Corporate has the meaning given in section 50 of the Corporations Act 2001 (Cth) and without limitation includes QBE Management Services Pty Ltd (ABN 92 004 800 131) of 82 Pitt Street, Sydney, New South Wales 2000, Australia.

Share Sale Agreement means the agreement entitled “Share Sale Agreement” dated              2008 between the Licensor, QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited.

Software means all of the source and object code of the software known as “pmiAURA,” including code written in SAS and Java, provided to the Licensee by the Licensor in accordance with this Agreement, which:

(f)	is used in the Licensee’s and Affiliates’ business as at the Commencement Date; and

(g)	the features of which are summarised on page 39 of the Information Memorandum.

Statistical Validation Process means all available explanatory documents (including descriptions and examples of code used) relating to the methodology by which the model forming the basis of the Software is re-validated from time to time.

Sub-licensee means ARES Capital Management Pty Limited.

Support Services means making available one appropriately qualified representative of the Licensor with requisite knowledge of the Software for up to 10 hours per month for consultation at reasonable times bearing in mind the time difference between California and New South Wales to assist in the correction of errors or bugs in the Software. For the avoidance of doubt, the Support Services do not include:

(h)	conducting statistical validation or making modifications to the Software on behalf of the Licensee;

(i)	any of the services described in clause 5.1.

Support Term means 12 months from the Commencement Date.

Territories mean Australia and New Zealand.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

Share Sale Agreement

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)	A reference to a clause is to a clause of this Agreement.

(f)	A reference to any party to this Agreement or any other agreement or document includes the party’s successors and permitted assigns.

(g)	A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(h)	A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(i)	A reference to dollars or $ is to Australian currency.

(j)	A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.

2.	Grant of Licence

2.1	Grant

The Licensor grants to the Licensee and its Related Bodies Corporate and the Licensee accepts a perpetual, non-exclusive, non-transferable, non-sub-licensable, royalty-free licence to use the Software and Documentation in the Territories, subject to the terms and conditions of this Agreement.

2.2	Conditions

(a)	The Licensee agrees:

(i)	to use and modify the Software and Documentation solely for its own internal purposes in respect of loans and portfolios originating in the Territories;

(ii)	to include on all copies of the Software and Documentation the copyright, trade mark and proprietary rights notices of the Licensor;

(iii)	not in any circumstances to sell, offer for sale, sub-license, dispose of, pledge, underlet, lend or part with possession of the Software and Documentation;

(iv)	subject to clause 2.4, not to allow any person to use or have the benefit of the Software and Documentation or any part or parts of the Software and Documentation;

(v)	ensure its Related Bodies Corporate and Affiliates comply with this Agreement;

Share Sale Agreement

(vi)	not to use the Software on a time-share, service bureau, or application service provider basis; and

(vii)	if the Software is modified in anyway as contemplated in this clause, any costs associated with the modification will be borne by the Licensee and the Licensee will indemnify the Licensor against any claims, actions or demands made by any third party against the Licensor if the Licensee’s modifications infringe any third party’s intellectual property rights or otherwise cause the Licensor to suffer loss or damage.

(b)	For the avoidance of doubt, provided the Licensee complies with the terms of this Agreement, the Licensee may use the Software with other data or programs from the Affiliates or the Licensee’s Related Bodies Corporate without affecting its entitlement to the Support Services unless such use prevents the Licensor from performing the Support Services.

2.3	Terms governing copies

All copies of the Software and Documentation made by the Licensee are subject to the terms of this Agreement.

2.4	Related Bodies Corporate and existing third party obligations

(a)	Provided that the Affiliates remain as Related Bodies Corporate of the Licensee, nothing in this Agreement will prevent the Licensee or its other Related Bodies Corporate from:

(i)	using the Software to provide services to the Affiliates; or

(ii)	allowing the Affiliates to use the Software on the terms of this Agreement; or

(iii)	allowing the Affiliates to use the Software for the purpose of discharging and continuing to discharge and/or meet any contractual obligations owed to the Sub-licensee as at the Commencement Date where it is necessary for the Affiliates to do so in order to discharge and/or meet such obligations, and the Licensor accordingly grants the Licensee the Licence for those purposes subject to the terms and conditions of this Agreement. If any of the Affiliates ceases to be a Related Body Corporate of the Licensee, the Licensee must immediately cease using the Software as permitted by this clause 2.4 in connection with such Affiliate.

(b)	Nothing in this Agreement will prevent the Licensee from using the Software for the purpose of discharging and continuing to discharge and/or meet any contractual obligations owed to the Sub-licensee as at the Commencement Date where it is necessary for the Licensee to do so in order to discharge and/or meet such obligations, and the Licensor accordingly grants the Licensee the Licence for those purposes subject to the terms and conditions of this Agreement.

3.	Term of the Licence

The Licence granted under this Agreement will commence on the Commencement Date and will continue unless terminated pursuant to the terms of this Agreement.

Share Sale Agreement

4.	Delivery

At the Commencement Date, the Licensor will deliver to the Licensee:

(a)	the Software as defined in clause 1.1;

(b)	any Documentation relating to the Software;

(c)	the Statistical Validation Process; and

(d)	the Model Code.

5.	Assistance and Support

5.1	No maintenance

Except as provided in clauses 5.2 and 5.3, the Licensor has no obligation to support and maintain the Software, and the Licensee acknowledges that the Licensor will not:

(a)	provide upgrades or new releases of the Software, or updates of the Documentation; and

(b)	provide remote software diagnostics, onsite support or helpdesk services.

5.2	Support Services

The Licensor will provide the Support Services for the Support Term by telephone or email unless otherwise agreed by the parties.

5.3	Initial Support

Within 6 weeks of the Commencement Date, the Licensor will cause one appropriately qualified representative of the Licensor with requisite experience of the Software to train representatives of the Licensee on how to conduct statistical validations and how to make modifications to the Software on behalf of the Licensee for a period of no more than 10 business days in Sydney. The parties will negotiate in good faith with respect to the timing and format of the training workshops. If the parties cannot agree on the timing and format of the workshops within 20 business days of a party notifying the other party, the chief executive officers of each party, or nominated alternatives of similar authority, must meet and use all reasonable endeavours acting in good faith to agree the timing and format of such training workshops by joint discussions.

5.4	Support costs

The Licensee will pay to the Licensor the reasonable out-of-pocket costs and expenses of the Licensor’s representative provided pursuant to clause 5.3 including travel, accommodation and daily living expenses.

Share Sale Agreement

6.	Liability

6.1	Representation as to third party rights

Subject to clause 6.4, but without limiting clause 6.3, the Licensor represents that the use of the Software or the provision of the Support Services will not infringe any third person’s rights, including, without limitation, any third person’s patent rights or copyright.

6.2	No warranty as to suitability

(a)	Subject to clauses 6.2(b) and 6.4, but without limiting clause 6.3, the Licensee acknowledges that the Software is supplied ‘as is’ and that the Licensor has not made, and that no person acting on behalf of the Licensor has made, any representation as to the Software’s merchantability or suitability for any particular purpose or any representation that the Software is error free.

(b)	The Licensor warrants that:

(i)	the Software is capable of producing scoring output that estimates the likelihood of a loss resulting from mortgage default with respect to a mortgage loan; and

(ii)	the last statistical validation of the model was performed between December 2006 and March 2007.

6.3	Exclusion of terms and warranties

(a)	Subject to clause 6.4, and to the maximum extent permitted by law:

(i)	all terms and warranties expressed or implied by any legislation, the common law, equity, trade, custom or usage or otherwise in relation to the Licence of the Software, the supply of Support Services under this Agreement or otherwise in connection with this Agreement, are expressly excluded; and

(ii)	the Licensor is not liable in any way for any direct or indirect or consequential loss or loss of profit or damage (including loss of data or damage that may reasonably be supposed to have been in the contemplation of the parties as at the date of this Agreement as a probable result of any act or omission) arising out of or in connection with the Licence of the Software, the supply of Support Services under this Agreement or otherwise in connection with this Agreement (including, without limitation, any claim, or loss or damage suffered, by a third party or any computer virus stored on any disk supplied to the Licensee).

(b)	If there is a dispute or dissatisfaction between the parties in connection with the Support Services or the initial support under clause 5.3 (Dispute), then:

(i)	within 5 business days of a party notifying the other party in writing of the Dispute, a senior representative from each party must meet and use all reasonable endeavours acting in good faith to resolve the Dispute by joint discussions; and

(ii)	if the Dispute is not settled with 20 business days (or any other period agreed to in writing between the parties) of notification under paragraph (i) above, the parties will refer the Dispute to the chief executive officers of each party, or nominated alternatives of similar authority, for settlement.

Share Sale Agreement

6.4	Statutory warranties

(a)	Subject to paragraph (b), if any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding or modifying the application of or exercise of, or liability under, that term or warranty, that term or warranty is deemed to be included in this Agreement.

(b)	The liability of the Licensor for a breach of a term or warranty implied by paragraph (a) is limited, at the option of the Licensor, to any one or more of the following:

(i)	if the breach relates to goods:

(A)	the replacement of the goods or the supply of equivalent goods;

(B)	the repair of such goods;

(C)	the payment of the cost of replacing the goods or of acquiring equivalent goods; or

(D)	the payment of the cost of having the goods repaired; and

(ii)	if the breach relates to services:

(A)	the supplying of the services again; or

(B)	the payment of the cost of having the services supplied again.

6.5	Indemnity

(a)	The Licensee agrees to release, hold harmless and indemnify the Licensor to the maximum extent permitted by law from and against any liability in connection with any breach by it of this Agreement. This indemnity does not apply to the other party’s acts of wilful default or fraud.

(b)	The Licensor agrees to release, hold harmless and indemnify the Licensee to the maximum extent permitted by law from and against any liability in connection with any claim by a third party that the use of the Software infringes its intellectual property rights. This indemnity does not apply to the extent the liability relates to any modification of the Software by or on behalf of the Licensee.

(c)	The indemnities in this clause 6.5 commence on the Commencement Date and survives the execution and delivery of this Agreement and the completion of the transactions contemplated by it.

7.	Acknowledgements and Warranties

7.1	Licensee’s acknowledgements

(a)	The Licensee acknowledges and agrees that the Software, the Documentation and the copyright, trade secrets and other intellectual property rights of whatever nature in the Software and the Documentation are owned or licensed by the Licensor.

Share Sale Agreement

(b)	The Licensee acknowledges that the Licensor has no responsibility for the selection, functioning and installation of the Licensee’s computer hardware.

7.2	Licensee’s warranties

(a)	The Licensee warrants to the Licensor that it has, prior to the Commencement Date, satisfied itself as to the suitability of the Software for the Licensee’s purposes.

(b)	The Licensee warrants that it will not engage in any conduct which is contrary to the provisions of clause 2.2.

7.3	Licensor’s warranties

The Licensor warrants to the Licensee that:

(a)	the Software, the Documentation and the copyright, trade secrets and other intellectual property rights of whatever nature in the Software and the Documentation are owned or licensed by the Licensor;

(b)	the Documentation was prepared in good faith in the ordinary course of the Licensor’s business and the Licensor has made all reasonable enquiries to locate and compile the Documentation; and

(c)	it will exercise due care and skill when providing the Support Services to the Licensee under this Agreement.

7.4	Licensor’s Acknowledgements

The Licensor acknowledges and agrees that:

(a)	to the extent that the Licensee modifies or otherwise develops the Software or the Documentation, the copyright, trade secrets and other intellectual property rights of whatever nature in such modifications of the Software and Documentation (Modifications) are owned by the Licensee; and

(b)	the Licensor will not be entitled to receive any royalties or other payment in relation to the development of the Modifications.

8.	Intellectual Property Infringements

8.1	Notification of infringements

The Licensee must promptly notify the Licensor of any use by any third party of any Software or the Documentation of which the Licensee becomes aware which would amount to any infringement of any intellectual property, trade secret or confidential information rights relating to the Software or the Documentation.

8.2	Proceedings to enforce intellectual property rights

(a)	The Licensor will have the conduct of all proceedings or court actions to enforce any intellectual property, trade secret or confidential information rights relating to the Software or the Documentation, and will be entitled to all damages, compensation or other money awarded.

Share Sale Agreement

(b)	The Licensor will bear the external costs (including of experts and lawyers) of any such proceedings or actions, including under clause (c).

(c)	The Licensee will co-operate as reasonably requested by with the Licensor in relation to those proceedings and will, if requested by the Licensor, join as a party to any such proceedings.

(d)	In the defence or settlement of the proceedings or court actions, the Licensor may obtain for the Licensee the right to continue using the Software, including to replace or modify the Software so that it becomes non-infringing.

9.	Confidential Information

9.1	Acknowledgement

(a)	The Licensee acknowledges that information relating to or embodied in the Software and the Documentation is confidential to the Licensor and that any disclosure thereof would cause damage to the Licensor.

(b)	The Licensor acknowledges that information relating to the Licensee’s or the Affiliates’ business is confidential to them and any disclosure thereof would cause damage to them.

9.2	Obligation of non-disclosure

(a)	Each party undertakes:

(i)	to keep the other party’s Confidential Information secret;

(ii)	to prevent third parties from gaining access to the other party’s Confidential Information subject to clause 9.2(a)(iii); and

(iii)	to use and to disclose the other party’s Confidential Information only:

(A)	to those of its contractors, employees and agents who need to know the other party’s Confidential Information for the purposes of its business and for the performance of this Agreement, and to obtain from each such person to whom the Confidential Information is disclosed undertakings no less onerous than those contained in this clause 9; and

(B)	as required by law; and

(iv)	to take all reasonable steps required by the other party to enforce any obligation of confidence imposed on it by this Agreement.

(b)	Confidential Information does not include any information which:

(i)	at the time of the first disclosure to or observation by the a party, was already in the lawful possession of the other party in written form;

(ii)	is in or comes into the public domain otherwise than by disclosure in breach of this Agreement, provided that any material part of the Confidential Information which is in the public domain will not mean that the remainder of the information loses its confidential character; or

Share Sale Agreement

(iii)	becomes available to the a party from a third person legally entitled to possess the information and provide it to the party, if the use or disclosure accords with the right or permission granted to the party by that third person.

9.3	Security

A party will take all reasonable steps to ensure that all of the other party’s Confidential Information in its possession is kept in a safe and secure place and will be protected at all times from access, misuse, damage or destruction.

9.4	Survival and conflict

(a)	If there is any inconsistency between the terms of this clause and the confidentiality provisions in the Share Sale Agreement, the confidentiality clauses in the Share Sale Agreement shall prevail.

(b)	The operation of this clause 9 will survive the termination of this Agreement.

10.	Termination

10.1	Termination by the Licensor

The Licensor may terminate this Agreement and/or the Support Services at any time with immediate effect by giving written notice to the Licensee on any of the following grounds:

(a)	(Major breach) The Licensee fails to perform any of its obligations under clauses 2, 6.5, 7 or 9 of this Agreement. The Licensee acknowledges that termination and damages may not be an adequate remedy for actual or threatened breaches of clauses 2, 6.5, 7 or 9 and that the Licensor may apply for an injunction or other equitable remedy to restrain the Licensee from breaching clauses 2, 6.5, 7 or 9 of this Agreement.

(b)	(Breach) The Licensee breaches any provision of this Agreement other than clauses 2, 6.5, 7 or 9 and has not remedied that breach within 7 days after service by the Licensor of written notice of the breach giving notice of the Licensor’s intention to terminate.

(c)	(Insolvency etc) The Licensee being a company:

(i)	stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(ii)	is insolvent within the meaning of section 95A of the Corporations Act;

(iii)	must be presumed by a court to be insolvent by reason of an event set out in section 459C(2) of the Corporations Act;

(iv)	fails to comply with a statutory demand (within the meaning of section 459F(1) of the Corporations Act);

(v)	has an administrator appointed or any step preliminary to the appointment of an administrator is taken;

Share Sale Agreement

(vi)	has a controller (within the meaning of section 9 of the Corporations Act) or similar officer appointed to all or any of its property;

(vii)	has proceedings commenced, a resolution passed or proposed in a notice of meeting, an application to, or order of, a court made or other steps taken against or in respect of it for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them.

(d)	(Termination of third party arrangements) An agreement the Licensor has with any third party, where the Licensor is granted a licence to sub-license or distribute any or all of the Software, is terminated (for whatever reason), in which case the Licensor will give to the Licensee the maximum notice of termination practicable in the circumstances, and opportunity to enter into replacement arrangements with such third party.

(e)	(Non-use) The Licensee provides the Licensor with written notice that it is permanently discontinuing use of the Software.

(f)	(Sub-licensees) Any Sub-licensee does or fails to do an act that would be in breach of this Agreement if done or failed to be done by the Licensee.

10.2	Additional termination actions

If the Licensor gives notice to terminate this Agreement under clause 10.1, the Licensor may, in addition to giving notice to terminate:

(a)	repossess any copies of the Software provided under clause 4;

(b)	retain any moneys paid; and

(c)	be discharged from further obligations under this Agreement.

10.3	Termination by the Licensee

The Licensee may terminate this Agreement at any time with immediate effect by giving written notice to the Licensor on any of the following grounds:

(a)	(Breach) The Licensor breaches any provision of this Agreement and has not remedied that breach within 7 days after service by the Licensee of written notice of the breach giving notice of the Licensee’s intention to terminate.

(b)	(Insolvency etc) The Licensor being a company:

(i)	stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(ii)	is insolvent within the meaning of section 95A of the Corporations Act;

(iii)	must be presumed by a court to be insolvent by reason of an event set out in section 459C(2) of the Corporations Act;

(iv)	fails to comply with a statutory demand (within the meaning of section 459F(1) of the Corporations Act);

Share Sale Agreement

(v)	has an administrator appointed or any step preliminary to the appointment of an administrator is taken;

(vi)	has a controller (within the meaning of section 9 of the Corporations Act) or similar officer appointed to all or any of its property;

(vii)	has proceedings commenced, a resolution passed or proposed in a notice of meeting, an application to, or order of, a court made or other steps taken against or in respect of it for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them.

(c)	(Foreign company insolvency etc) The Licensor, being a corporation incorporated outside Australia, becomes insolvent or suffers any event or similar event to those set out in paragraph (b) which would restrict its business operations or cause those operations to be placed under the control of a person other than its directors under the laws of its place of incorporation.

10.4	Copies of Software and Documentation

Within 7 days after termination of this Agreement, the Licensee will certify to the Licensor that all copies of the Software and Documentation provided under clause 4 in any form have been returned to the Licensor, or if the Licensor directs, destroyed.

11.	Subcontracting

(a)	The Licensor may subcontract for the performance of its obligations under this Agreement.

(b)	In the event that the Licensor subcontracts the performance of any of its obligations under this Agreement, the Licensor will remain responsible for the performance of those obligations and will hold harmless and indemnify the Licensee and its Affiliates from and against any liability in connection with any breach by the subcontractor of this Agreement.

12.	GST

12.1	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.

12.2	Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.

Share Sale Agreement

12.3	GST obligations to survive termination

This clause will continue to apply after expiration or termination of this Agreement.

12.4	Definitions

In this clause , the following definitions apply:

Consideration has the meaning given by the GST Law.

GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

13.	Specific Performance and Injunctive Relief

Each party acknowledges that damages will not be an adequate remedy for other party for any breach of this Agreement and that the first party is entitled to seek specific performance or injunctive relief as a remedy for any actual or threatened breach, in addition to any other remedies available at law or in equity under or independently of this Agreement.

14.	Further Assurance

Each party will take all steps, execute all documents and do everything reasonably required by the other party to give effect to any of the transactions contemplated by this Agreement.

15.	Governing Law

This Agreement is governed by the laws of New South Wales. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there and New York.

16.	No Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

Share Sale Agreement

17.	Notices

Any notice given under this Agreement:

(a)	must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:

(i)	to the Licensor:	PMI Mortgage Insurance Co 3003 Oak Road Walnut Creek, CA 94597 United States of America Attention: General Counsel Fax No: +1-925-658-6175

(ii)	to the Licensee:	PMI Mortgage Insurance Ltd Level 2 82 Pitt Street Sydney NSW 2000 Attention: Company Secretary Fax No: 612 9231 6104

(b)	must be signed by a person duly authorised by the sender,

(c)	will be taken to have been given:

(i)	(in the case of delivery in person) when delivered, received or left at the above address;

(ii)	(in the case of facsimile transmission) when recorded on the transmission result report unless:

(A)	within 24 hours of that time the recipient informs the sender that the transmission was received in an incomplete or garbled form; or

(B)	the transmission result report indicates a faulty or incomplete transmission; and

(iii)	(in the case of post) on the seventh day after the date on which the notice is accepted for posting by the relevant postal authority.

If delivery or receipt is on a day when commercial premises are not generally open for business in the place of receipt or is later than 4pm (local time) on any day, the notice will be taken to have been given on the next day when commercial premises are generally open for business in the place of receipt.

Share Sale Agreement

18.	Stamp Duty and Costs

Each party will bear its own costs arising out of the preparation of this Agreement but the Licensee will bear any stamp duty (including fines and penalties) chargeable on this Agreement, on any instruments entered into under this Agreement, and in respect of a transaction evidenced by this Agreement other than stamp duty arising due to the default of the Licensor. The Licensee will indemnify the Licensor on demand against any liability for that stamp duty (including fines and penalties).

19.	Assignment

The Licensee cannot assign, charge or deal with any of its rights and obligations under this Agreement, or attempt or purport to do so, unless (a) with the written consent of the Licensor, or (b) except to a Related Body Corporate as part of a solvent corporate restructure provided the assignee remains in the future a Related Body Corporate.

20.	Severance

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

21.	No Merger

The rights and obligations of the parties will not merge on completion of any transaction under this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

22.	Entire Agreement

This Agreement contains the entire agreement of the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to its subject matter.

23.	Amendment

This Agreement may be amended only by another agreement executed by all parties.

24.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.

Share Sale Agreement

25.	Dispute Resolution

(a)	If a dispute under clause 5.3 or clause 6.3(b) of this Agreement is not resolved following referral to the chief executive officers or nominees with 10 business days of such referral, the dispute must be submitted to an independent expert for determination as follows.

(b)	The independent expert will be KPMG or, if KPMG is unable or unwilling to act, such other expert as the parties may agree, or if such other expert otherwise agreed by the parties is unable or unwilling to act within 10 business days of notice to them, the expert will be nominated by the President or senior officer of the Institute of Chartered Accountants or his nominee.

(c)	The independent expert must have no direct or indirect personal interest in the outcome of the decision or determination he is requested to make.

(d)	The parties must submit the dispute in writing to the independent expert on or promptly after appointment of the independent expert. The submission shall state the specific matter to be determined and all other reasonably relevant matters.

(e)	Each party shall direct the independent expert to act expeditiously and to give reasons for his determination, and shall supply the independent expert with any information, assistance and cooperation which he may request in connection with his determination.

(f)	Unless independent expert, in his absolute discretion, determines that the conduct of any disputing party is such that it should bear all or a greater proportion, the fees and expenses of the independent expert actuary shall be borne by the parties in equal shares.

(g)	The independent expert is an independent expert, not an arbitrator. The independent expert's decision will be conclusive and final and binding on the parties except in the case of manifest error.

Share Sale Agreement

Executed as an agreement

Executed by PMI Mortgage Insurance Co.:

Director Signature

Print Name

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by PMI Mortgage Insurance Ltd:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Share Sale Agreement

Schedule 6

Loss Development Cover and Adjustment to Value of the Note

1.	Loss development cover (LDC) will be arranged in accordance with the limitations, terms and conditions as set out below in respect of losses in excess of the Performance Metric.

2.	The LDC will comprise two components arranged in separate layers as follows:

(a)	firstly, a reduction in the amount payable under the Note in the circumstances identified in paragraph 10 below; and

(b)	secondly, the Reinsurance Cover.

3.	The determination of the Actual Insurance Loss Percentage for the purposes of settlement under the LDC will be subject to agreement by the parties. In the event a dispute arises concerning the reaching of agreement by the Vendor and Purchaser as to the Actual Insurance Loss Percentage, the Vendor and the Purchaser will work together, diligently in good faith and acting reasonably, to investigate and resolve the dispute through senior representatives of the respective parties within one calendar month. If the dispute cannot be resolved, it will be referred to the following chief executive officers for good faith resolution within a further calendar month after referral:

•	Purchaser – Frank O’Halloran;

•	Vendor – Steve Smith;

or in each case, their respective successor or senior executive nominee, as applicable.

4.	A dispute between the parties as to the amount of the Actual Insurance Loss Percentage which is not resolved following referral to the chief executive officers or nominees, and any other dispute concerning the calculation and determination of the Actual Insurance Loss Percentage which the parties agree should be so submitted, must be submitted to an independent expert actuary for determination as follows.

The independent expert actuary will be KPMG, or if they are unable or unwilling to act within 14 days of notice to them, nominated by the President or senior officer of the Institute of Actuaries of Australia or his nominee.

The independent expert actuary must have no direct or indirect personal interest in the outcome of the decision or determination it is requested to make.

The parties must submit the dispute in writing to the independent expert actuary on or promptly after appointment of the independent expert actuary. The submission shall state the specific matter to be determined and all other reasonably relevant matters.

Each party shall direct the independent expert actuary to act expeditiously and to give reasons for his determination, and shall supply the independent expert actuary with any information, assistance and co-operation which it may request in connection with its determination.

Share Sale Agreement

Unless the independent expert actuary, in its absolute discretion, determines that the conduct of any disputing party is such that it should bear all or a greater proportion, the fees and expenses of the independent expert actuary shall be borne by the Vendor and Purchaser in equal shares.

The independent expert actuary is an independent expert, not an arbitrator. The independent expert actuary’s decision will be conclusive and final and binding on the parties except in the case of manifest error.

5.	Any agreement or determination of the Actual Insurance Loss Percentage is to be reached or made, as applicable, on the basis that loss reserving methodologies (including loss reserving at the best estimate) and claim settlement practices are consistent with the US GAAP principles used to prepare the Unaudited Financial Statements.

6.	The Vendor and Purchaser have agreed on an appropriate form of Reinsurance Cover. The reinsurer will be the Purchaser’s captive, Equator Reinsurances Limited (Equator Re).

7.	The gross reinsurance premium payable in respect of the Reinsurance Cover will be an amount of US$100 million in aggregate payable in equal instalments on Completion, 30 June 2010 and 30 June 2011. Subject to clause 7 of the Agreement, 50% of the gross reinsurance premium is payable by the Purchaser. The Vendor will on Completion pay Equator Re US$46,486,471 being the net present value (at a discount rate of 5%) of its 50% share of the gross reinsurance premium.

8.	The Vendor will receive a profit commission of US$25,000,000 under the Reinsurance Cover being 50% of its share of the gross reinsurance premium if the Actual Insurance Loss Percentage is less than 100% of US$475,199,150 being the unearned premium reserve on Relevant Policies as at 30 June 2008. The Vendor will also receive any tax benefit to the Purchaser or the Consolidated Companies arising from its payment of the 50% share of the gross reinsurance premium under paragraph 7 (being US$50,000,000) less any profit commission under paragraph 8 (being US$25,000,000), being a net amount of US$25,000,000 grossed-up.

9.	Equator Re will settle any profit commission and tax benefit under paragraph 8 on the same day as payment under the Note.

10.	If the amount calculated by applying the Actual Insurance Loss Percentage to the unearned premium reserve of US$475,199,150 at 30 June 2008 exceeds the Performance Metric of US$237,599,575, the value of the Note (principal and interest) will be reduced by an amount equal to the amount of such excess. If such reduction in the value of the Note is insufficient to fully cover the excess, then the Purchaser shall be entitled, but not required, to claim under the Reinsurance Cover.

11.	The Purchaser will provide the Vendor with such information as the Vendor may reasonably request in connection with the Vendor’s financial, regulatory and tax reporting obligations on a confidential basis (subject to any disclosures required to be made by applicable law) in relation to the LDC and acknowledges that the Vendor may share such information with potential investors as contemplated by clause 6(b) of the Agreement.

12.	In this Schedule 6:

Share Sale Agreement

Actual Insurance Loss Percentage means the percentage which is agreed by the Vendor and Purchaser or otherwise determined in accordance with paragraph 4 of this Schedule 6 and (whether so agreed or determined), having regard to the bases and principles set out in paragraph 5 of this Schedule 6, calculated from the formula below using the following factors:

X – claims paid during the three year period commencing on 30 June 2008 and ending on 30 June 2011 with respect to the Relevant Policies

Y – the difference (which may be positive or negative) between the loss reserve balance with respect to the Relevant Policies as of 30 June 2011, minus the loss reserve balance on such policies as of 30 June 2008

Z – the projected ultimate unpaid losses with respect to the Relevant Policies at 30 June 2011 (including for the avoidance of doubt the loss reserve balance with respect to the Relevant Policies as at 30 June 2011) if any, to the extent exceeding the loss reserve balance as at 30 June 2011 with respect to the Relevant Policies remaining in force at that date

A –US$475,199,150 being the unearned premium reserve as at 30 June 2008 with respect to the Relevant Policies.

The formula is:

X+Y+Z
A

Performance Metric means a loss ratio of 50% of the unearned premium reserve agreed by the Vendor and the Purchaser applicable to the Relevant Policies as at 30 June 2008 being US$237,599,575.

Reinsurance Cover means excess of loss reinsurance reasonably acceptable to the Purchaser in an amount up to US$237,600,000.

Relevant Policies means policies issued by PMI Mortgage Insurance Ltd and Permanent LMI Pty Limited and in force as at 30 June 2008.

13.	For the purposes of calculating X, Y, Z and the Performance Metric, the A$/US$ exchange rate shall be taken to be A$1/US$0.95.

The Note Issuer and the Purchaser will procure that Equator Re perform its obligations under this Schedule.

Share Sale Agreement

Schedule 7

Note Issuer and Purchaser Warranties

In this Schedule, “Entity” means either the Note Issuer or the Purchaser

1.	The Entity is duly incorporated and validly exists under the law of its place of incorporation.

2.	The Entity is not insolvent, no receiver has been appointed over any part of its assets, no such appointment has been threatened and it is not subject to any Insolvency Event.

3.	Subject to clause 16.5(d), there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Entity.

4.	The Entity is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Entity.

5.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Entity.

6.	The Entity has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it.

7.	This Agreement constitutes a legal, valid and binding obligation of the Entity enforceable in accordance with its terms by appropriate legal remedy.

8.	The execution, delivery and performance by the Entity of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Entity;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

9.	There are no Legal Proceedings pending or subject to clause 16.5(d) threatened against the Entity which question the validity of this Agreement or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Entity to consummate the transactions contemplated by this Agreement.

10.	The Purchaser has available to it and will have available to it at the Completion Date all funds necessary for the payment to the Vendor of the Cash Purchase Price.

13.	The Entity has no Liability to pay any brokerage or finder's commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

14.	The Entity has no knowledge in accordance with clause 16.5(d) of any matter that is inconsistent with the Vendor’s Warranties.

Share Sale Agreement

Schedule 8

Vendor Warranties

In this Schedule:

(a)	a reference to “consistent with past practice” is to be interpreted having regard to the changed circumstances arising from the transaction contemplated under this Agreement and the fact that the Shares will be sold to the Purchaser at Completion;

(b)	Adverse NTA Effect means a diminution in the net tangible assets of the Company or Company Subsidiary or Permanent exceeding A$500,000;

(c)	each Warranty is given subject to the terms of this Agreement, including the Disclosure Materials in accordance with clause 16.5; and

(d)	a reference to “Company Subsidiary” includes Permanent where marked with a double asterisk in parentheses (“(**)”) in accordance with clause 16.3(c) of this Agreement.

Information

1.	All information set out in the Schedules to this Agreement and the Disclosure Materials was prepared in good faith, is true and accurate, and is not misleading or deceptive in any material particular, whether by inclusion of misleading information or omission of material information or both, including:

(a)	Schedule 1 – Shares;

(b)	Schedule 2 – Company Subsidiary;

(c)	Schedule 3 – Permanent;

(d)	Schedule 11 of the Disclosure Letter – Material Contracts;

(e)	Schedule 12 of the Disclosure Letter – Inter-company Agreements;

(f)	Schedule 13 of the Disclosure Letter – Real Property;

(g)	Schedule 14 of the Disclosure Letter – Intellectual Property; and

(h)	Schedule 15 of the Disclosure Letter – Bank Accounts.

2.	All individual outstanding capital expenditure commitments in excess of A$750,000 which are binding on the Company, the Company Subsidiary or Permanent as at the date of this Agreement have been fairly disclosed to the Purchaser in the Data Room Documentation.

Corporate Status

3.	The Vendor is duly incorporated and validly exists under the law of its place of incorporation.

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4.	The Vendor is not insolvent, no receiver has been appointed over any part of its assets, no such appointment has been threatened and it is not subject to any Insolvency Event.

5.	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Vendor.#

6.	The Vendor is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Vendor.

7.	The execution and delivery of this Agreement has been properly authorised by all necessary corporate action of the Vendor.

8.	The Vendor has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement and each transaction contemplated by this Agreement to be performed by it.

9.	This Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

10.	The execution, delivery and performance by the Vendor of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any provision of the constitution of the Vendor;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

11.	There are no Legal Proceedings pending or subject to # threatened against the Vendor which question the validity of this Agreement or which would reasonably be expected to prevent, materially delay or materially impair the ability of the Vendor to consummate the transactions contemplated by this Agreement.

Company Group

12.	Each of the Company and the Company Subsidiary is duly incorporated and validly exists under the law of its place of incorporation. (**)

13.	The shareholding in:

(a)	the Company is accurately described in Schedule 1;

(b)	the Company Subsidiary is accurately described in Schedule 2; and

(c)	Permanent is accurately described in Schedule 3.

14.	Each of the Company and the Company Subsidiary:

(a)	has full corporate power to own its respective properties, assets and business and to carry on its respective business as now conducted; (**)

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(b)	has done everything necessary to do business lawfully in all jurisdictions in which its respective business is now carried on, except in relation to any act or omission which would not, individually, be reasonably expected to have an Adverse NTA Effect; (**) and

(c)	each asset of or represented as belonging to the Company and Company Subsidiary as fairly disclosed in the Disclosure Material is legally and beneficially owned by the Company or the Company Subsidiary (as relevant) free of any Security Interest, except for:

(i)	any Permitted Security Interest; (**)

(ii)	any asset subject to hire purchase, lease or rental agreements which if not fairly disclosed in the Disclosure Materials is on normal commercial terms; or (**)

(iii)	any such asset which would not individually be expected to have an Adverse NTA Effect. (**)

15.	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Company or the Company Subsidiary. (**)

16.	Neither the Company nor the Company Subsidiary has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them which is in effect or is otherwise subject to an Insolvency Event. (**)

Shares

17.	The Vendor is the sole registered holder and beneficial owner of the Shares as set out in Schedule 1.

18.	The Vendor has full corporate power and lawful authority to own the Shares.

19.	The Shares comprise the whole of the issued share capital of the Company, were validly issued and are fully paid.

20.	There are no Security Interests over or affecting the Shares.

21.	There is no restriction on the sale or transfer of the Shares to the Purchaser except for the consent of the directors of the Company to the registration of the transfers of the Shares.

22.	Neither the Vendor nor the Company is a party to any shareholder agreements, voting trusts or other arrangements or understanding relating to the voting, purchase, redemption or acquisition of the Shares.

Prudential regulation

23.	Each of the Company and the Company Subsidiary is presently compliant with applicable regulatory requirements, except where the failure to comply would not, individually, be reasonably expected to have an Adverse NTA Effect. (**)

Financial Statements

24.	The Audited USGAAP 2007 Financial Statements:

(a)	have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved;

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(b)	present fairly the consolidated financial position of the Company Subsidiary as at the dates thereof and the consolidated results of operations, changes in equity and cash flows of the Company Subsidiary for the periods then ended in accordance with USGAAP; and

(c)	accurately reflect the books of account and other financial records of the Company Subsidiary; and

(d)	contain proper and adequate provision for and full disclosure of all liabilities of the Company Subsidiary of whatever description and however arising, whether present, actual, unascertained, immediate, prospective, future or contingent in accordance with USGAAP.

25.	The Audited AGAAP 2007 Financial Statements:

(a)	have been prepared in accordance with AGAAP applied on a consistent basis during the periods involved;

(b)	present fairly the consolidated financial position of the Consolidated Companies as at the dates thereof and the consolidated results of operations, changes in equity and cash flows of the Consolidated Companies for the periods then ended in accordance with AGAAP; and

(c)	accurately reflect the books of account and other financial records of the Consolidated Companies; and

(d)	contain proper and adequate provision for and full disclosure of all liabilities of the Consolidated Companies of whatever description and however arising, whether present, actual, unascertained, immediate, prospective, future or contingent in accordance with AGAAP.

26.	The Unaudited Financial Statements:

(a)	have been prepared in accordance with USGAAP applied on a consistent basis during the periods involved;

(b)	present fairly the consolidated financial position of the Consolidated Companies as at the dates thereof and the consolidated results of operations, changes in equity and cash flows of the Consolidated Companies for the periods then ended in accordance with USGAAP; and

(c)	accurately reflect the books of account and other financial records of the Consolidated Companies; and

(d)	contain proper and adequate provision for and full disclosure of all liabilities of the Consolidated Companies of whatever description and however arising, whether present, actual, unascertained, immediate, prospective, future or contingent in accordance with USGAAP.

27.	The management accounts provided under clause 11.4 have been prepared on a consistent basis with the Unaudited Financial Statements except for changes in US GAAP since the date of such statements.

Absence of material changes

28.	Since the Effective Date to the date of this Agreement, other than in connection with the transactions contemplated by this Agreement and otherwise as fairly disclosed to the Purchaser in the Disclosure Material:

(a)	the Company and the Company Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice and since the date of this Agreement in accordance with clause 12 of this Agreement; (**)

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(b)	other than changes to the general economic environment in which the Company and the Company Subsidiary operate, there has been no change, development or effect or combination of changes, developments or effects that, individually, which have had or would be reasonably expected to have an Adverse NTA Effect. (**)

29.	Since the Effective Date to the date of this Agreement, neither the Company or the Company Subsidiary has (except in the ordinary course of business consistent with past practice or as required by Law or as fairly disclosed in the Disclosure Materials):

(a)	incurred any Liabilities;

(b)	acquired or disposed of or dealt with any assets, nor has it entered into any form of agreement to acquire or dispose of any assets other than in relation to the investment portfolio as contemplated by clause 3.1(d) of this Agreement;

(c)	borrowed money;

(d)	granted any Security Interest;

(e)	paid or agreed to pay any retiring allowance, superannuation or similar benefit to any of its Officers other than as fairly disclosed in the Disclosure Materials;

(f)	not entered into or altered any contract of service with any Officers or increased or agreed to increase the compensation payable to any of its Officers other than as fairly disclosed in the Disclosure Materials;

(g)	implemented any new accounting or actuarial principle; or

(h)	made any loans (other than amounts for reasonable expenses) or paid bonuses to its Officers or agreed to do so except as provided for in clause 14 of this Agreement,

that, individually, have had or would be reasonably expected to have an Adverse NTA Effect.# (**) Since the date of this Agreement, the Company and the Company Subsidiary will have complied with clause 12 of this Agreement. (**)

30.	Since the Effective Date to the date of this Agreement, other than as agreed to by the Purchaser in writing, neither the Company nor the Company Subsidiary has declared, set aside, paid or agreed to pay any dividends or distributions on, or made any other distributions in respect of, any Company Securities (other than, in each case, cash dividends or distributions by the Company Subsidiary to the Company). (**)

31.	Since the date of this Agreement, other than as agreed to by the Purchaser in writing, no resolutions have been passed by the members or directors of the Company Group except in the ordinary course of business consistent with past practice or necessary to give effect to this Agreement.

Compliance with Laws

32.	The business of each of the Company and the Company Subsidiary is in compliance with all applicable Laws (including privacy, occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, superannuation, workers compensation and industrial laws), except where the failure to comply would not, individually be reasonably expected to have an Adverse NTA Effect. (**)

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33.	The Company and the Company Subsidiary each possesses all Governmental Entity permits, licences, certificates, variances, exemptions, exceptions, orders and other authorizations, consents, clearances and approvals necessary to conduct its business as presently conducted, except where the failure to hold such permits would not individually be reasonably expected to have an Adverse NTA Effect, and all such permits are in full force and effect. (**)

Taxation

34.	All Taxes and Duties due and payable by the Company and the Company Subsidiary in respect of periods ending on or before the date of this Agreement have been paid by the due date or provided for in accordance with Warranty 50.

35.	All Tax and Duty returns required by law (including, but not limited to, all laws imposing or relating to income tax, fringe benefits tax, sales tax, payroll tax, GST, group tax, land tax, water and municipal rates and stamp and customs duty) to be lodged or filed in respect of periods ending before the Completion Date have been, or will be, duly lodged or filed.

36.	Each of the Company and the Company Subsidiary has deducted all Tax required to be deducted from any payments made by it prior to the Completion Date and has remitted that Tax to the relevant Taxation Authority in accordance with the relevant law.

37.	Each of the Company and the Company Subsidiary maintains and has retained for the period required by law all records that it is required to maintain under any law relating to Taxes or Duties.

38.	No Tax or Duty return contains a statement that is false or misleading in any material particular or omits to refer to any matter which is required to be included or without which the statement is false or misleading.

39.	There is no current dispute between the Company or any of the relevant Subsidiaries and the Commissioner of Taxation of the Commonwealth of Australia or any other Taxation Authority in respect of any Tax or Duty nor subject to # are there are facts, matters or circumstances which are likely to give rise to a dispute.

40.	A member of the Company Group has not entered into to any transaction which contravenes the anti-avoidance or transfer pricing provisions of any Law on Tax or Duty.

41.	A member of the Company Group has not made any objection or requested any amended assessment in relation to its lodged, filed or submitted Tax and Duty returns.

42.	Any transaction that a member of the Company Group has entered into in reliance on any ruling from a Taxation Authority has been implemented in the manner disclosed in the application for the ruling.

43.	A member of the Company Group has not acted or failed to act in any way which has or is likely to alter, prejudice or infringe any ruling.

44.	All documents required to be created by a member of the Company Group under a law relating to Duty have been created and have had Duty paid in full in accordance with all applicable laws.

Share Sale Agreement

45.	All documents which are liable to Duty, or necessary to establish the title of a member of the Company Group to an asset, have had Duty paid in full in accordance with all applicable laws.

46.	No event has occurred (excluding the transfer of the Shares under this Agreement) which has prevented or is likely to prevent a member of the Company Group obtaining the benefit of any future income tax benefit provided for in the Unaudited Financial Statements.

47.	No debt owed by the Company or the Company Subsidiary has been forgiven for the purposes of Division 245 of Schedule 2C to the Tax Act.

48.	On the Completion Date, the share capital account of the Company or a Company Subsidiary will not be tainted within the meaning of Division 197 of the Tax Act.

49.	The Company or the Company Subsidiary does not own at Completion any asset in respect of which capital gains tax roll-over relief was obtained under the Tax Act when the asset was acquired by it.

50.	The Unaudited Financial Statements fully provide for all Tax or Duty which the Company Group is liable to pay in respect of the period up to and including the Effective Date, including any joint and several liability as part of a group for either GST or income tax purposes.

51.	After the Effective Date, the only Tax or Duty liabilities of the Company Group that arise up to and including the Completion Date are or will be liabilities in the ordinary course of business consistent with past practice.

52.	All Tax Warranties apply to Permanent to the extent relevant subject to the terms of this Agreement.

Agreements with Governmental Entities

53.	No Company Group Member is subject to any cease-and-desist or other order or enforcement action issued by any Governmental Entity that currently restricts the conduct of the Business. No Company Group Member is subject to any written agreement, consent agreement or memorandum of understanding with, any Governmental Entity that currently restricts the conduct of the Business in a way that would reasonably be expected to have an Adverse NTA Effect.(**)

Litigation

54.	Other than insurance claims in the ordinary course of business, consistent with past practice, there are no Legal Proceedings including by Employees or pending or subject to # threatened in writing against the Company or a Company Subsidiary that, individually, if determined adversely to a Company or the Company Subsidiary, would be reasonably expected to have an Adverse NTA Effect. (**)

Real Property

55.	Schedule 13 of the Disclosure Letter lists all real property leases and subleases to which the Company or Company Subsidiary is a party or is bound (the Leases). Neither the Company nor the Company Subsidiary owns freehold property. (**)

56.	Each of the Leases is enforceable against the lessee and subject to # the lessor which is party thereto in accordance with its terms, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The lessee is not in default and has not been given written notice that it is in default, and the lessor is not in default and has not been given written notice that it is in default under any of the Leases. (**)

Share Sale Agreement

Intellectual Property

57.	Schedule 14 of the Disclosure Letter lists all registered Intellectual Property owned by any member of the Company Group.

58.	Except as, individually, would not be reasonably expected to have an Adverse NTA Effect:

(a)	each member of the Company Group owns or has the right to use all Intellectual Property necessary to its business as currently conducted; (**) and

(b)	no member of the Company Group is infringing or otherwise violating the Intellectual Property rights of any third party and subject to # no third party is infringing or otherwise violating any Intellectual Property right owned by a member of the Company Group. (**)

59.	Each of the licences under which the Company or Company Subsidiary uses any Intellectual Property rights is enforceable against the Company or Company Subsidiary and subject to # the licensor, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company and Company Subsidiary are not in default, and subject to # the licensor is not in default under each software licence agreement. (**)

Material Contracts

60.	Complete and correct copies of all terms of Material Contracts are contained in the Disclosure Material. There are no change of control or non-competition obligations which are binding on the Company or Company Subsidiary under the Material Contracts other than as set out in those documents. Each Material Contract is enforceable against the member of the Company Group that is a party to it and subject to # the other party to the Material Contract, in each case except as limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. (**)

61.	Neither the Company or the Company Subsidiary is in breach or violation of, or default under, any Material Contract, such as would reasonably be expected to have an Adverse NTA Effect, nor is the other party in breach or violation of, or default under a Material Contract, such as would reasonably be expected to have an Adverse NTA Effect. (**)

62.	The Company Group has not received, prior to the date of this Agreement, a written notice from any customer intending to terminate a Material Contract, nor subject to # are there any facts, matters or circumstances which give such a customer a valid right to do so.

63.	Since the Effective Date, none of the Company Group has received notice that a counterparty to a Material Contract intends to:

(a)	significantly reduce the amount of LMI business which it provides to the Company Group under a Material Contract; or

(b)	require the Company Group to participate in any tender process in order to obtain LMI business from the counterparty.

Share Sale Agreement

Environmental matters

64.	Except as, individually or in the aggregate, would not be reasonably expected to have an Adverse NTA Effect, each of the Company and the Company Subsidiary is in compliance with all Laws concerning the Environment as applicable to the operation of their business.

Brokerage

65.	None of the Vendor, the Company or the Company Subsidiary has any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement. (**)

Employees

66.	All changes in the remuneration or emoluments or benefits of Officers from the Effective Date to the date of this Agreement have been fairly disclosed in the Disclosure Materials,

67.	No Company Group Member acts as trustee, administrator, investment manager or life insurer of a defined benefits fund or an accumulation fund in respect of its employees.

68.	The Company Subsidiary acts as the employer in the Company Group.

69.	All material terms of the arrangements (including bonus arrangements) for each Employee are set out in the Disclosure Material.

70.	No Claim has been made and not settled, nor subject to # is the Vendor aware of any potential ongoing or outstanding Claim, by or on behalf of any Employee or contractor against the Company Group, including for discrimination, sexual harassment or wrongful termination.

71.	There is no outstanding matter (including under any award, enterprise agreement or other instrument made or approved under Law) which is likely to lead to industrial action by Employees or any industrial organisation of employees and which may disrupt the Business. #

72.	There are no contracts, arrangements or understandings with contractors of the Company who are engaged to provide key strategic or operational services, other than as fairly disclosed in the Disclosure Materials.

Privacy

73.	No grounds exist for an individual to claim compensation, from the Company Group for a breach of privacy law applicable in Australia or New Zealand which is currently outstanding. #

74.	No outstanding notice has been received by a Company Group member from a Governmental Entity alleging a breach of privacy law applicable in Australia or New Zealand. #

Computer Systems

75.	All the material computers and material computer systems used by the Company Group Members:

(a)	are, having regard to fair wear and tear and their age, in operating order and are fulfilling the purposes for which they were acquired in an efficient manner without material downtime or errors; (**)

Share Sale Agreement

(b)	are owned or leased, under the control of the members of the Company Group, are located in premises and are not shared with or accessible by any other person as fairly disclosed in the Disclosure Materials; and (**)

(c)	comprise all of the software, hardware and services reasonably necessary to operate the business of the Company Group from the Completion Date to the extent that these are not provided by The PMI Group Inc. and its other Related Bodies Corporate as fairly disclosed in the Disclosure Materials. (**)

Insurance

76.	All material details of the insurance policies providing cover to the Company Group in respect of the operational risks of the Business (which for the avoidance of doubt excludes any insurance policies issued or arranged by the Company Group for or on behalf of any other parties) have been included in the Disclosure Material. (**)

77.	There are no outstanding claims under the policies referred to in Warranty 76 nor subject to # are there any facts, matters or circumstances which give rise to a claim under those policies.

78.	All premiums which have become due and payable in respect of the insurances referred to in Warranty 76 will have been paid before the Completion Date.

79.	Nothing has been done or omitted to be done which would make any current insurance contract void or voidable or which would permit an insurer to or refuse or reduce a claim. #

Records

80.	The Records contain all documents reasonably necessary to operate the business of the Company and Company Subsidiary from the Completion Date consistent with past practice, including statutory corporate records and fundamental accounting and management records and operational manuals (Key Documents). (**)

81.	The Key Documents created by the Company and Company Subsidiary since 1 January 2006 do not contain inaccuracies which would reasonably be expected to have an Adverse NTA Effect, and to the extent necessary, have been prepared in accordance with the requirements of the Corporations Act. # (**)

Guarantees and Indemnities

82.	There are no guarantees securing debt obligations (whether secured or unsecured) given by the Company Group under which obligations or liabilities are still outstanding, other than as established in the ordinary course of business consistent with past practice, insurance contracts involving credit enhancements under a residential mortgage backed securities program issued by a member of the Company Group and guarantees of obligations in respect of any member of the Company Group. (**)

Loans by and debts due to the Company Group

83.

Each receivable (including those due from trade debtors) shown as an asset of the Company or Company Subsidiary in the Unaudited Financial Statements is a valid and subsisting debt and will realise the nominal amount of the debt (and all interest and other charges payable) in accordance

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with its terms fairly disclosed in the Disclosure Materials (less, in respect of the total of those receivables, the total of any bad or doubtful debts included in the Unaudited Financial Statements in respect of debts other than receivables owing from trade debtors). (**)

84.	No receivable in excess of $5,000 shown as an asset of the Company or Company Subsidiary owed to the Company or Company Subsidiary has been written down or written off since the Effective Date. (**)

General

85.	The Company Group has:

(a)	no members other than as set out in Schedules 1, 2 and 3 of this Agreement; (**) and

(b)	no interest in the share capital of any other corporation except investments in the ordinary course of business consistent with past practice. (**)

86.	The Company Group:

(a)	does not engage in coinsurance, except in relation to arrangements for top up loans; (**)

(b)	does not carry on business in partnership with any other person; (**)

(c)	is not a member of any unincorporated body, undertaking or association (other than a trade or industry association); (**)

(d)	does not hold any share or security (other than a share or security in a trade or industry association) which is not fully paid up. (**)

87.	No entity which is a member of the Company Group trades under any name other than its corporate name or PMI Australia. (**)

88.	All foreign currency transactions to which a member of the Company Group is party to are fairly disclosed in the Disclosure Materials. (**)

89.	No agreement is under negotiation which, if finalised, would qualify as an agreement that is material to the Business and which has not been fairly disclosed in the Disclosure Materials. (**)

90.	There are no unsatisfied judgements or awards against the Company Group. (**)

91.	No Intellectual Property rights material to the operation of the Business may be terminated or subjected to terms less favourable to the Company Group by reason of the change in ownership or control of the Company Group or any of them. (**)

92.	There is no fact, matter or circumstance which is likely to prejudice the continuance or renewal, or result in the revocation or variation in any respect, of any statutory licence which would reasonably be expected to have an Adverse NTA Effect. # (**)

93.	Neither the Vendor nor the Company Group has received any written notice that any statutory licence will be revoked, suspended, modified or will not be renewed other than in respect of modifications which have been implemented. (**)

94.	Subject to transitional arrangements in clause 10, the Company Group is not dependent on any asset owned, licensed or leased by any member of the Vendor Group in order to carry on the Business other than owned, licensed or leased by the Company Group. (**)

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95.	Subject to transitional arrangements agreed in accordance with clause 10, the Company Group will on Completion have no outstanding contract, arrangement or understanding with any member of the Vendor Group which would reasonably be expected to have an Adverse NTA Effect. (**)

96.	All returns or other documents which the Company Group is required to lodge with APRA and ASIC have been lodged and are accurate except where the failure to lodge or the inaccuracy would not reasonably be expected to have an Adverse NTA Effect. (**)

Company Subsidiary Shares

97.	The Company is the sole registered holder and beneficial owner of the shares in the Company Subsidiary as set out in Schedule 2 (the Company Subsidiary Shares).

98.	The Company has full corporate power and lawful authority to own the Company Subsidiary Shares.

99.	The Company Subsidiary Shares comprise the whole of the issued share capital of the Company Subsidiary, were validly issued and are fully paid.

100.	There are no Security Interests over or affecting the Company Subsidiary Shares.

101.	Neither the Vendor nor the Company Subsidiary is a party to any shareholder agreements, voting trusts or other arrangements or understanding relating to the voting, purchase, redemption or acquisition of the Company Subsidiary Shares.

Permanent Shares

102.	The Company Subsidiary is the sole registered holder and beneficial owner of the shares in Permanent which are identified in Schedule 3 as being owned by it (the Permanent Shares).

103.	The Company Subsidiary has full corporate power and lawful authority to own the Permanent Shares.

104.	The Permanent Shares comprise the proportion of the issued share capital of Permanent which is identified in Schedule 3 as being held by the Company Subsidiary, were validly issued and are fully paid.

105.	There are no Security Interests over or affecting the Permanent Shares.

Neither the Vendor nor Permanent is a party to any shareholder agreements, voting trusts or other arrangements or understanding relating to the voting, purchase, redemption or acquisition of the Permanent Shares, other than as fairly disclosed in the Disclosure Materials.

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Schedule 9

Disclosure Material

1.	The Disclosure Letter.

2.	The Data Room Documentation.

3.	All other information and data provided or communicated in writing to the Purchaser or its Related Bodies Corporate, or any of their respective Representatives by the Company, the Vendor, their Related Bodies Corporate or Representatives, before the date of this Agreement regarding the transaction contemplated by this Agreement, including without limitation:

(a)	all board meeting minutes of the Company and the Company Subsidiary for 2007 and 2008;

(b)	all Board Audit Risk Committee (BARC) meeting minutes of the Company for 2007 and 2008 and the Company Subsidiary for 2003 to 2008;

(c)	all board resolutions in respect of the Company and the Company Subsidiary for 2007 and 2008; and

(d)	all board and BARC papers in respect of the Company and the Company Subsidiary for 2008.

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Schedule 10

Transitional Services Principles

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Executed as an agreement

Executed by PMI Mortgage Insurance Co:

/s/ L. Stephen Smith	/s/ Donald P. Lofe, Jr.
Director Signature	Director Signature

Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by QBE Holdings (AAP) Pty Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsay
Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed in accordance with section 127 of the Corporations Act 2001 by QBE Insurance Group Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsay
Director Signature	Director/Secretary Signature

Print Name	Print Name